Exhibit 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among:
Replidyne, Inc.,
a Delaware corporation;
Responder Merger Sub, Inc.,
a Minnesota corporation; and
Cardiovascular Systems, Inc.,
a Minnesota corporation
Dated as of November 3, 2008

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of November 3, 2008, by and among Replidyne, Inc., a Delaware corporation (“Replidyne”); Responder Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Replidyne (“Merger Sub”); and Cardiovascular Systems, Inc., a Minnesota corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A. For purposes of this Agreement, reference to the “Company” shall include each Subsidiary of the Company unless the context requires otherwise.
RECITALS
     A. Replidyne and the Company intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in accordance with and subject to the terms of this Agreement and the MBCA.
     B. Replidyne and the Company intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Code.
     C. The board of directors of Replidyne (i) has determined that the Merger is fair to, and in the best interests of, Replidyne and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Replidyne Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Replidyne vote to approve the issuance of shares of Replidyne Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and such other actions as contemplated by this Agreement.
     D. Each of the board of directors of the Company and the Special Committee (i) has unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has unanimously approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has unanimously approved and determined to recommend the adoption of this Agreement to the stockholders of the Company.
     E. In order to induce Replidyne to enter into this Agreement and to cause the Merger to be consummated, (i) the stockholders of the Company listed on Schedule 1A hereto are executing voting agreements and irrevocable proxies in favor of Replidyne concurrently with the execution and delivery of this Agreement pursuant to which such stockholders have agreed to vote in favor of the adoption of the Merger Agreement at the Company Stockholders’ Meeting (the “Company Stockholder Voting Agreements”) and (ii) the stockholders of the Company listed on Schedule 1B hereto are executing lock-up agreements in favor of Replidyne and the Company concurrently with the execution and delivery of this Agreement pursuant to which such stockholders have agreed not to sell, transfer or otherwise dispose of any securities of Replidyne or the Company until the date that is 90 days after the closing of the Merger (the “Company Stockholder Lock-up Agreements”).
     F. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, (i) the stockholders of Replidyne listed on Schedule 2A hereto are executing voting agreements and irrevocable proxies in favor of the Company concurrently with the execution and delivery of this Agreement pursuant to which such stockholders have agreed to vote certain shares held by them in favor of the issuance of Replidyne Common Stock pursuant to the Merger and the approval of the Replidyne Certificate of Amendment at the Replidyne Stockholders’ Meeting (the “Replidyne

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Stockholder Voting Agreements”) and (ii) the stockholders of Replidyne listed on Schedule 2B hereto are executing lock-up agreements in favor of Replidyne and the Company concurrently with the execution and delivery of this Agreement pursuant to which such stockholders have agreed not to sell, transfer or otherwise dispose of any securities of Replidyne or the Company until the date that is 90 days after the closing of the Merger (the “Replidyne Stockholder Lock-up Agreements”).
     G. Concurrently with the execution and delivery of this Agreement, the holders of a majority of the outstanding shares of Company Preferred Stock (including the shares of Company Preferred Stock held by Easton and Maverick) have delivered an agreement to convert all of the outstanding shares of Company Preferred Stock into shares of Company Common Stock, effective as of immediately prior to the Effective Time (the “Company Stockholder Conversion Agreement”).
AGREEMENT
The Parties to this Agreement, intending to be legally bound, agree as follows:
1. DESCRIPTION OF TRANSACTION
     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
     1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Minneapolis, Minnesota 55402, as promptly as practicable (but in no event later than the fifth Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time, date and place as the Company and Replidyne may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Minnesota Articles of Merger with respect to the Merger, satisfying the applicable requirements of the MBCA and in a form reasonably acceptable to Replidyne and the Company (the “Articles of Merger”). The Merger shall become effective at the time of the filing of such Articles of Merger with the Secretary of State of the State of Minnesota or at such later time as may be agreed upon by Replidyne and the Company and specified in such Articles of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
     1.4 Articles of Incorporation and Bylaws. At the Effective Time:
          (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the MBCA and as

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provided in such Articles of Incorporation; provided, however, that, at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is CSI Minnesota, Inc.”; and
          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the MBCA and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.
1.5 Recapitalization of Replidyne Common Stock; Amendments to Certificate of Incorporation and Bylaws.
          (a) Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the Replidyne Stockholders’ Meeting (as defined in Section 5.3(a) below), Replidyne shall cause to be filed a Certificate of Amendment to its Certificate of Incorporation, substantially in the form attached hereto as Exhibit B (the “Replidyne Certificate of Amendment”), whereby without any further action on the part of Replidyne, the Company or any stockholder of Replidyne:
               (i) each share of Replidyne Common Stock issued and outstanding immediately prior to the filing of the Replidyne Certificate of Amendment shall be automatically combined into and become a fractional number of fully paid and non-assessable shares of Replidyne Common Stock to be determined by Replidyne and the Company by mutual agreement (the “Reverse Stock Split”); and
               (ii) any shares of Replidyne Common Stock held as treasury stock or held or owned by Replidyne immediately prior to the filing of the Replidyne Certificate of Amendment shall each be converted into and become an identical fractional number of shares of Replidyne Common Stock as provided in the Reverse Stock Split.
          (b) No fractional shares of Replidyne Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Replidyne Common Stock who would otherwise be entitled to receive a fraction of a share of Replidyne Common Stock (after aggregating all fractional shares of Replidyne Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of Replidyne Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Replidyne Common Stock on the Nasdaq Global Market on the date immediately preceding the effective date of the Reverse Stock Split.
          (c) Replidyne shall use commercially reasonable efforts to amend and restate its Bylaws in a form reasonably acceptable to Replidyne and the Company (the “Replidyne Bylaws Amendment”), provided that the failure to mutually agree upon the form of the Replidyne Bylaws Amendment shall not be deemed a breach of any covenant or obligation pursuant to this Agreement or give rise to any Party’s rights or remedies hereunder.
     1.6 Conversion of Company Shares.
          (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Replidyne, the Company or any stockholder of the Company:

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               (i) any shares of Company Common Stock held as treasury stock or held or owned by the Company immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
               (ii) subject to Section 1.6(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued as a result of the conversion described in the Company Stockholder Conversion Agreement but excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Replidyne Common Stock equal to the Company Share Conversion Factor.
          (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Replidyne Common Stock issued in exchange for such shares of Company Common Stock will, to the same extent, be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Replidyne Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Replidyne is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.
          (c) No fractional shares of Replidyne Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Replidyne Common Stock (after aggregating all fractional shares of Replidyne Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.9), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Replidyne Common Stock on the Nasdaq Global Market on the date the Merger becomes effective. The aggregate of cash necessary to effect the provisions of this Section 1.6(c) shall be referred to as the “Fractional Cash Amount”.
          (d) All Company Options outstanding immediately prior to the Effective Time under the Company Stock Option Plans and all Company Warrants outstanding immediately prior to the Effective Time (including any Company Warrants issued pursuant to the Company Stockholder Conversion Agreement) shall be converted into options to purchase Replidyne Common Stock or warrants to purchase Replidyne Common Stock, as applicable, in accordance with Section 5.5.
          (e) Each share of Common Stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, no par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.
          (f) For purposes of this Agreement:
               (i) “Company Pre-Closing Equity Valuation” shall mean $195,000,000.
               (ii) “Company Share Conversion Factor” shall mean (A) (x) the number of Surviving Replidyne Securities divided by the Replidyne Post-Closing Stockholder Ownership

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Percentage minus (y) the number of Surviving Replidyne Securities divided by (B) the number of Converting Company Securities.
               (iii) “Converting Company Securities” shall mean, as of immediately prior to the Effective Time, the sum of (A) the issued and outstanding shares of Company Common Stock (including shares issued as a result of the conversion described in the Company Stockholder Conversion Agreement) as of such time and (B) shares of Company Common Stock (including shares reserved as a result of the conversion described in the Company Stockholder Conversion Agreement) that are subject to any issued and outstanding subscription, option, call, warrant, right or other convertible security (whether or not currently vested) exchangeable or exercisable for any shares of Company Common Stock (including without limitation the Company Options and the Company Warrants) as of such time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and Dissenting Shares but including any Company Warrants issued pursuant to the terms of the Company Stockholder Conversion Agreement), calculated in accordance with the treasury method of accounting for options and warrants based on an implied share price using the Company Pre-Closing Equity Valuation.
               (iv) “Replidyne Post-Closing Equity Valuation” shall mean (x) the Replidyne Pre-Closing Equity Valuation plus (y) the Company Pre-Closing Equity Valuation.
               (v) “Replidyne Post-Closing Stockholder Ownership Percentage” shall mean the Replidyne Pre-Closing Equity Valuation divided by the Replidyne Post-Closing Equity Valuation.
               (vi) “Replidyne Pre-Closing Equity Valuation” shall mean Net Assets at Closing plus, to the extent that Net Assets at Closing are less than $40,000,000 (the “Base Net Assets”), the lesser of (A) the difference between Base Net Assets and Net Assets at Closing and (B) $3,000,000.
               (vii) “Surviving Replidyne Securities” shall mean, as of immediately prior to the Effective Time and following the Reverse Stock Split, the sum of (A) the issued and outstanding shares of Replidyne Common Stock as of such time and (B) shares of Replidyne Common Stock that are subject to any issued and outstanding subscription, option, call, warrant, right or other convertible security (whether or not currently vested, provided that in the event that the vesting of any such shares shall cease upon the Effective Time as a result of the Contemplated Transactions or the termination of the employment of the holder as of the Effective Time, any such unvested shares shall be excluded from the calculation of Surviving Replidyne Securities) exchangeable or exercisable for any shares of Replidyne Common Stock (including, without limitation, any Replidyne Options and Replidyne Warrants) as of such time, calculated in accordance with the treasury method of accounting for options and warrants based on an implied share price using the Replidyne Pre-Closing Equity Valuation.
     1.7 Calculation of Net Assets.
          (a) Replidyne and the Company shall agree upon an anticipated date for Closing (the “First Anticipated Closing Date”) at least 10 Business Days prior to the Replidyne Stockholders’ Meeting. At least five Business Days prior to the First Anticipated Closing Date, but not more than 10 Business Days prior to such date, Replidyne shall deliver to the Company a schedule (a “Net Assets Schedule”) setting forth, in reasonable detail, Replidyne’s estimate of Net Assets (the “Net Assets Estimation”) as of the First Anticipated Closing Date. Replidyne shall provide the Company with the work papers and back-up materials used in preparing the applicable Net Assets Schedule and shall make available to the Company and its accountants, counsel and other advisors additional supporting documentation as may be reasonably requested.

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          (b) Within ten Business Days after Replidyne delivers the applicable Net Assets Schedule (a “Lapse Date”), the Company shall have the right to dispute any part of such Net Assets Schedule by delivering a written notice to that effect to Replidyne (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of the objection and identify any applicable proposed revisions to the applicable Net Assets Estimation.
          (c) If on or prior to any Lapse Date, (i) the Company notifies Replidyne that it has no objections to the applicable Net Assets Estimation or (ii) the Company fails to deliver a Dispute Notice as provided above, then the Net Assets Estimation as set forth in the Net Assets Schedule shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Net Assets Determination Date”), to have been finally determined for purposes of this Agreement and to represent the Net Assets at Closing for purposes of Sections 1.6 and 1.7(a), so long as the Closing occurs within five Business Days after the applicable Non-Dispute Net Assets Determination Date.
          (d) If the Company delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of Replidyne and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Assets as of a particular date to be agreed to by Replidyne and the Company, which Net Assets amount shall be deemed, on the date of agreement between Replidyne and the Company as to such amount (a “Dispute Net Assets Determination Date”), as the final determination for purposes of this Agreement of Net Assets at Closing for purposes of Sections 1.6 and 1.7(a), so long as the Closing occurs within five Business Days after the applicable Dispute Net Assets Determination Date.
          (e) If Representatives of Replidyne and the Company pursuant to clause (d) above are unable to negotiate an agreed-upon determination of Net Assets as of a particular date within five days, then any items in dispute shall be submitted to an accounting firm of national standing other than KPMG LLP or PricewaterhouseCoopers LLP (the “Neutral Accountant”). The Representatives of Replidyne and the Company shall cooperate with the Neutral Accountant so that the Neutral Accountant shall be able to make a determination of Net Assets within 10 days, provided that any delay by the Neutral Accountant in delivering such determination shall not invalidate such determination or deprive the Neutral Accountant of its authority to resolve the items in dispute. All determinations pursuant to this Section 1.7(e) shall be in writing and shall be delivered to Replidyne and the Company. The determination of the Neutral Accountant as to the determination of Net Assets shall be binding and conclusive on Replidyne and the Company. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.7(e) may be entered in and enforced by any court having jurisdiction thereover. The fees and expenses of the Neutral Accountant shall be shared equally by Replidyne and the Company; provided, that, if the Neutral Accountant determines that one such Party has adopted a position or positions with respect to the Net Assets calculation that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such Party.
          (f) If Closing does not occur within five Business Days after determination of the Net Assets (whether pursuant to Section 1.7(c), 1.7(d) or 1.7(e) hereof), then Replidyne and the Company shall agree upon a new date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 1.7(a) through 1.7(e) above (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date).

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     1.8 Determination of Deemed Value.
          (a) In the event that Replidyne will consummate the closing of a Pipeline Transaction on or before the Closing Date, Replidyne shall deliver to the Company, at least 20 days prior to the First Anticipated Closing Date, a notice of such fact and a description of the terms of such Pipeline Transaction (the date of the delivery of such notice, the “Pipeline Transaction Notice Date”). Representatives of Replidyne and the Company shall promptly meet and attempt in good faith to agree on the value of any non-cash consideration to be paid to Replidyne before the Closing in connection with such Pipeline Transaction (the “Pre-Closing Consideration”) as of the First Anticipated Closing Date (it being understood that the value of any cash consideration to be paid to Replidyne before the Closing shall be such cash consideration).
          (b) If Representatives of Replidyne and the Company pursuant to clause (a) above are unable to agree on the value of the Pre-Closing Consideration of such Pipeline Transaction within five days of the Pipeline Transaction Notice Date (the “Valuation Period”), each of Replidyne and the Company shall, within two days of the end of the Valuation Period, appoint an independent investment bank of national standing (each, a “Valuation Party”) to complete a good faith analysis of the value of the Pre-Closing Consideration of such Pipeline Transaction as of the First Anticipated Closing Date. The Representatives of Replidyne and the Company shall cooperate with each Valuation Party so that each such Valuation Party shall be able to make a determination of the value of the Pre-Closing Consideration within 10 days, provided that any delay by a Valuation Party in delivering such determination shall not invalidate such determination or deprive such Valuation Party of its authority to resolve the items in dispute. All determinations made by the Valuation Parties pursuant to this Section 1.8(b) shall be in writing and shall be delivered to Replidyne and the Company. The value of the Pre-Closing Consideration of such Pipeline Transaction shall be deemed for purposes of this Agreement to be the average of the respective valuations determined by such Valuation Parties. The determination of the value of the Pre-Closing Consideration of such Pipeline Transaction set forth in the preceding sentence shall be binding and conclusive on Replidyne and the Company. A judgment on the determination of the value of the Pre-Closing Consideration of such Pipeline Transaction made pursuant to this Section 1.8(b) may be entered in and enforced by any court having jurisdiction thereover. The fees and expenses of the Valuation Parties shall be shared equally by Replidyne and the Company.
          (c) If Closing does not occur on the First Anticipated Closing Date, Replidyne and the Company shall thereafter follow the procedures set forth in this Section 1.8 (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date).
          (d) Any value of the Pre-Closing Consideration of a Pipeline Transaction determined in accordance with the provisions of this Section 1.8 (whether pursuant to Section 1.8(a) or 1.8(b) hereof) shall be referred to for purposes of this Agreement as the “Deemed Value” of the Pre-Closing Consideration of such Pipeline Transaction.
     1.9 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company except as otherwise provided herein; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.10) or to the Surviving

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Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.10.
     1.10 Surrender of Certificates.
          (a) On or prior to the Closing Date, Replidyne and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Replidyne shall deposit with the Exchange Agent: (i) certificates representing the shares of Replidyne Common Stock issuable pursuant to Section 1.6; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Sections 1.5(b) and 1.6(c). The shares of Replidyne Common Stock and cash amounts to satisfy payment obligations in lieu of fractional shares so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
          (b) Promptly after the Effective Time, but in no event more than five Business Days after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Replidyne may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Replidyne Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Replidyne: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Replidyne Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of Replidyne Common Stock pursuant to Section 1.6(c)); and (B) the Company Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Replidyne Common Stock plus cash in lieu of fractional shares pursuant to Section 1.6(c) may be issued or paid to a Person other than the Person in whose name the applicable Company Stock Certificate so surrendered is registered, if such Company Stock Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, along with an applicable affidavit with respect to such Company Stock Certificate and such bond indemnifying Replidyne against any claims suffered by Replidyne related to such Company Stock Certificate or any Replidyne Common Stock issued in exchange therefor as Replidyne may reasonably request. Until surrendered as contemplated by this Section 1.10(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Replidyne Common Stock (and cash in lieu of any fractional share of Replidyne Common Stock pursuant to Section 1.6(c)) as contemplated by Section 1.6. If any Company Stock Certificate shall have been lost, stolen or destroyed, Replidyne may, in its discretion and as a condition precedent to the delivery of any shares of Replidyne Common Stock with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Replidyne against any claim suffered by Replidyne related to the lost, stolen or destroyed Company Stock Certificate or any Replidyne Common Stock issued in exchange therefor as Replidyne may reasonably request.

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          (c) No dividends or other distributions declared or made with respect to Replidyne Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Replidyne Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Company Stock Certificate (or, with respect to any lost, stolen or destroyed Company Stock Certificate, an affidavit and bond in lieu thereof) in accordance with this Section 1.10 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).
          (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered or made available to Replidyne upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.10 shall thereafter look only to Replidyne for satisfaction of their claims for Replidyne Common Stock, cash in lieu of fractional shares of Replidyne Common Stock and any dividends or distributions with respect to shares of Replidyne Common Stock.
          (e) Each of the Exchange Agent and Replidyne shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Stock Certificate such amounts as Replidyne determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (f) No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Replidyne Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
     1.11 Dissenters’ Rights.
          (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock (including shares issued as a result of the conversion described in the Company Stockholder Conversion Agreement) that are outstanding immediately prior to the Effective Time and that are held by stockholders who have exercised and perfected dissenters’ rights for such shares of Company Common Stock in accordance with the MBCA (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such stockholders shall instead be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the MBCA, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their dissenters’ rights under the MBCA. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights under the MBCA shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.10.
          (b) The Company shall give Replidyne prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

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     1.12 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company and otherwise) to take such action.
     1.13 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.
2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Replidyne as follows, except as set forth in the written disclosure schedule delivered by the Company to Replidyne concurrently with the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosure in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Section 2 if the applicability of the disclosure contained in such section or subsection of the Company Disclosure Schedule to the other representations in this Section 2 is readily apparent on its face.
     2.1 Due Organization; Subsidiaries; Etc.
          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and as its business is presently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.
          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Cardiovascular Systems, Inc.”, “CSI”, “Shturman Cardiology Systems, Inc.”, and “Laser Cardiology Systems, Inc.”
          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule.
          (d) Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company, (ii) the names of the members of each committee of the board of directors of the Company and (iii) the names and titles of the officers of the Company.
          (e) The Company has no Subsidiaries except for the Entities identified in Part 2.1(e) of the Company Disclosure Schedule. Except as set forth in Part 2.1(e) of the Company Disclosure

10.

Schedule, each Company Subsidiary is duly organized, validly existing and in good standing in its jurisdiction of organization and has the requisite power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and as its business is presently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts. Each Company Subsidiary is in good standing as a foreign corporation or other organization in each of the jurisdictions identified in Part 2.1(e) of the Company Disclosure Schedule. Except as set forth in Part 2.1(e) of the Company Disclosure Schedule, the Company owns all of the capital stock of each Company Subsidiary free from liens, encumbrances and defects. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of any Company Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of any Company Subsidiary; (iii) Contract under which any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of any Company Subsidiary; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any Company Subsidiary. No Company Subsidiary has issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of any Company Subsidiary.
          (f) Except with respect to the Company Subsidiaries identified on Part 2.1(e) of the Company Disclosure Schedule or as set forth in Part 2.1(f) of the Company Disclosure Schedule, the Company does not own any controlling interest in any Entity, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.
     2.2 Articles of Incorporation and Bylaws; Records. Except as set forth in Part 2.2 of the Company Disclosure Schedule, the Company has delivered or made available to Replidyne accurate and complete copies of: (a) the Articles of Incorporation (as amended and restated, the “Company Articles of Incorporation”) and Bylaws, including all amendments thereto, of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (the items described in (a) and (b) above, collectively, the “Company Constituent Documents”). Except as set forth in Part 2.2 of the Company Disclosure Schedule, there have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the minutes and other records delivered or made available to Replidyne pursuant to clause (c) above. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent with the Company Constituent Documents. Except as set forth in Part 2.2 of the Company Disclosure Schedule, the books of account, stock records, minute books and other records of the Company are accurate, up to date and complete in all material respects and have been maintained in accordance with prudent business practices.

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     2.3 Capitalization, Etc.
          (a) The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock, 5,400,000 shares of Company Series A Preferred Stock, 2,188,425 shares of Company Series A-1 Preferred Stock, 2,175,162 shares of Company Series B Preferred Stock and 5,000,000 undesignated shares. As of the date of this Agreement, 7,724,137 shares of Company Common Stock, 4,737,561 shares of Company Series A Preferred Stock, 2,188,425 shares of Company Series A-1 Preferred Stock and 2,162,150 shares of Company Series B Preferred Stock are issued and outstanding. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non assessable. As of the date of this Agreement, Part 2.3(a) of the Company Disclosure Schedule sets forth the names of the Company’s stockholders and the class, series and number of shares of the Company’s capital stock owned of record by such stockholders. All outstanding shares of Company Common Stock and Company Preferred Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws, (ii) all other applicable Legal Requirements, except as would not reasonably be expected to have a Company Material Adverse Effect, and (iii) all requirements set forth in Company Constituent Documents and applicable Contracts. Part 2.3(a) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company is subject and identifies the Contract underlying such right. The Company has no authorized shares other than as set forth in this Section 2.3(a) and as of the date of this Agreement there are no issued and outstanding shares of the Company’s capital stock other than the shares of Company Common Stock and Company Preferred Stock as set forth in this Section 2.3(a). Except as set forth in Part 2.3(a) of the Company Disclosure Schedule, each share of Company Preferred Stock is convertible into Company Common Stock on a one-for-one basis. There are no declared but unpaid dividends with respect to any shares of capital stock of the Company. There are no shares of capital stock of the Company held in the Company’s treasury.
          (b) The Company has reserved 7,929,397 shares of Company Common Stock for issuance under the Company Stock Option Plans, of which options to purchase 5,711,475 shares of Company Common Stock granted under the Company Stock Option Plans are outstanding as of the date of this Agreement. Options to purchase an additional 130,000 shares of Company Common Stock granted outside of the Company Stock Option Plans are outstanding as of the date of this Agreement. No shares of Company Common Stock remain available for future issuance under the Company’s 1991 Stock Option Plan and 2003 Stock Option Plan, and 279,848 shares of Company Common Stock remain available for future issuance under the Company’s 2007 Equity Incentive Plan. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; and (iv) the exercise price per share of Company Common Stock purchasable under such Company Option. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors or compensation committee of the Company and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the Company Stock Option Plans and all other applicable Legal Requirements and, except as set forth in Part 2.3(b) of the Company Disclosure Schedule, the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date.
          (c) Except as described in Section 2.3(b) or in Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently

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exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. Except as set forth in Part 2.3(c) of the Company Disclosure Schedule, the Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of the Company.
          (d) Except for repurchases of securities made pursuant to their terms or as set forth in Part 2.3(d) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.
     2.4 Financial Statements.
          (a) The Company has delivered or made available to Replidyne the following financial statements (collectively, the “Company Financial Statements”):
               (i) the audited consolidated balance sheets of the Company as of June 30, 2006, 2007 and 2008 and the related audited consolidated statements of operations, statements of changes in shareholders’ deficiency (equity) and comprehensive (loss) income and statements of cash flows of the Company for each of the three years in the period ended June 30, 2008, together with the notes thereto and the reports and opinions of PricewaterhouseCoopers LLP relating thereto; and
               (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2008 (the “Company Balance Sheet”) and the related unaudited consolidated statement of operations, statement of changes in shareholders’ deficiency (equity) and comprehensive (loss) income and statement of cash flows of the Company for the three months then ended.
          (b) The Company Financial Statements fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby. To the extent contained in the Company SEC Documents, the Company Financial Statements complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto. Except as may be indicated in the notes to the Company Financial Statements, the Company Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered.
     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, from September 30, 2008 through the date of this Agreement:
          (a) there has not been any Company Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a Company Material Adverse Effect;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);
          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

13.

          (d) the Company has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of the Company (other than upon the exercise of outstanding Company Options or Company Warrants or pursuant to the Company Stock Option Plans); (ii) any option, call or right to acquire any capital stock or any other security of the Company (other than pursuant to the Company Stock Option Plans); (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company; or (iv) reserved for issuance any additional grants or shares under the Company Stock Option Plans;
          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, the Company Stock Option Plans, any Company Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;
          (f) there has been no amendment to any Company Constituent Document and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (g) the Company has not formed any Company Subsidiary or acquired any equity interest or other interest in any other Entity;
          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company, exceeds $100,000;
          (i) the Company has not (i) entered into, or permitted any of the assets owned or used by it to become bound by, any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company outside the Ordinary Course of Business having a value in excess of $100,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;
          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;
          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;
          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;
          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business) or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $100,000 (other than draws under the Company’s credit facilities in effect on the date of this Agreement) or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of the Company;
          (n) the Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the

14.

amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or Key Employees with an annual salary in excess of $100,000, except for payments made pursuant to any compensation plans in effect on the date of this Agreement, or (iii) hired any new employee having an annual salary in excess of $100,000;
          (o) the Company has not changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;
          (p) the Company has not made any material Tax election;
          (q) the Company has not changed any of its methods of accounting or accounting practices in any respect;
          (r) the Company has not threatened, commenced, settled or become subject to any Legal Proceeding;
          (s) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;
          (t) the Company has not paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any Company Contract or Legal Requirement;
          (u) the Company has not amended or prematurely terminated, or waived any material right or remedy under, any Company Contract; and
          (v) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(u)” above.
     2.6 [Reserved].
     2.7 Equipment; Leasehold.
          (a) Except as set forth in Part 2.7(a) of the Company Disclosure Schedule, the Company owns, and has good and valid title to, all equipment and other tangible assets purported to be owned by it, free and clear of any liens or other Encumbrances. All items of equipment and other tangible assets owned by or leased to the Company (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted and as it is proposed to be conducted.
          (b) The Company does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 2.7(b) of the Company Disclosure Schedule. All premises leased or subleased by the Company are supplied with utilities and other services necessary for the operation of their respective businesses.
     2.8 Intellectual Property.
          (a) Part 2.8(a) of the Company Disclosure Schedule accurately identifies (i) each item of Company Registered IP and (ii) the jurisdiction in which such item of Company Registered IP has

15.

been registered or filed and the applicable registration or serial number. The Company has delivered or made available to Replidyne complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Company Registered IP.
          (b) Part 2.8(b) of the Company Disclosure Schedule accurately identifies (i) each Company Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights and (ii) each Company Contract involving Company IP Rights licensed to the Company (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use, software license granted in the Ordinary Course of Business). The Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP Rights anywhere in the world.
          (c) Part 2.8(c) of the Company Disclosure Schedule accurately identifies all Contracts in which Intellectual Property Rights or Intellectual Property embodied or incorporated in the Company Products are licensed to the Company (other than any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Company’s products or services, and (iii) was licensed to the Company in the Ordinary Course of Business).
          (d) The Company has delivered or made available to Replidyne a complete and accurate copy of each standard form of Company IP Rights Agreement used by the Company, including each standard form of (i) license agreement; (ii) distribution or reseller agreement, (iii) employee agreement containing intellectual property assignment or license of Company IP Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing intellectual property assignment or license of Company IP Rights or any confidentiality provision; and (v) confidentiality or nondisclosure agreement, and no Company IP Rights Agreement deviates in any material respect from the corresponding standard form agreement delivered or made available to Replidyne.
          (e) Except as set forth in Part 2.8(e) of the Company Disclosure Schedule, the Company exclusively owns all right, title, and interest to and in Company IP Rights (other than Company IP Rights exclusively licensed to the Company, as identified in Part 2.8(b) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Company Contracts listed in Part 2.8(b) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:
               (i) To the Knowledge of the Company, all documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
               (ii) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights. Except as set forth in Part 2.8(e) of the Company Disclosure Schedule, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the

16.

Company or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights or confidentiality obligations due to his or her activities as an employee of the Company.
               (iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest.
               (iv) The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Company holds, or purports to hold, as a trade secret.
               (v) The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.
               (vi) The Company is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP Rights.
               (vii) The Company IP Rights constitute all Intellectual Property Rights necessary for the Company to conduct its business as currently conducted and planned to be conducted.
          (f) To the Company’s Knowledge, all Company Registered IP is valid and enforceable. Without limiting the generality of the foregoing:
               (i) Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.
               (ii) To the Company’s Knowledge, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired.
               (iii) Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.
               (iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Company’s Knowledge, threatened, in which the scope, validity, or enforceability of any Company IP Rights is being, has been, or could reasonably be expected to be contested or challenged. To the Company’s Knowledge, there is no basis for a claim that any Company IP Rights are invalid or, excluding pending patent applications, unenforceable.
          (g) To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any

17.

Company IP Rights, except as set forth in Part 2.8(g) of the Company Disclosure Schedule. Part 2.8(g) of the Company Disclosure Schedule accurately identifies, and, except as set forth in Part 2.8(g) of the Company Disclosure Schedule, the Company has delivered or made available to Replidyne a complete and accurate copy of, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to the Company or any Representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
          (h) Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP Rights; (b) a breach by the Company of any Company IP Rights Agreement; (c) the release, disclosure, or delivery of any Company IP Rights by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Company IP Rights.
          (i) To the Company’s Knowledge, the Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
               (i) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has never received any notice or other communication (in writing or otherwise) alleging any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.
               (ii) Except in connection with customary indemnification obligations to the Company’s directors and officers, the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.
          (j) No claim or Legal Proceeding involving any Company IP Rights is pending or, to the Company’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of Company IP Rights by the Company, or (ii) the design, development, manufacturing, distribution, licensing, or sale of any product or service being developed by the Company, or that is being commercially sold by the Company.
     2.9 Contracts.
          (a) Part 2.9(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement:
               (i) (A) each Company Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor; (B) each Company Contract pursuant to which the Company is or may become obligated to make any severance, termination, change in control or similar payment to any director, officer or employee of the Company; and (C) any Company Contract pursuant to which the Company is

18.

or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any director, officer or employee of the Company;
               (ii) each Company Contract that provides for indemnification of any officer, director, employee or agent of the Company;
               (iii) each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;
               (iv) each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company;
               (v) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Company IP Rights;
               (vi) each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology or product;
               (vii) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
               (viii) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;
               (ix) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;
               (x) each Company Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Company Contracts involving investments by the Company in, or loans by the Company to, any other Entity;
               (xi) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party of the Company;
               (xii) each Company Contract relating to indebtedness for borrowed money;
               (xiii) each Company Contract related to the acquisition or disposition of material assets of the Company or any other Person;
               (xiv) any other material Company Contract that has a term of more than 30 days and that may not be terminated by the Company (without penalty) within 30 days after the delivery of a termination notice by the Company;
               (xv) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company outside the Ordinary Course of Business having a value in excess of $100,000 in the aggregate;

19.

               (xvi) each Company Contract constituting a commitment of any Person to purchase products (including products in development) of the Company;
               (xvii) each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including any restricted share agreements or escrow agreements; and
               (xviii) each Company Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions.
          (b) The Company has delivered or made available to Replidyne accurate and complete (except for applicable redactions thereto) copies of all Company Contracts set forth on Parts 2.9(a)(i) through (xviii) of the Company Disclosure Schedule, including all amendments thereto (collectively, the “Material Company Contracts”). There are no Material Company Contracts that are not in written form. Each Material Company Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms, and, after the Effective Time, will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company, the Surviving Corporation or Replidyne to any Person under any Material Company Contract or give any Person the right to terminate or alter the provisions of any Material Company Contract.
          (c) The Company has not materially violated or breached, or committed any material default under, any Material Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Company Contract.
          (d) Except as set forth in Part 2.9(d) of the Company Disclosure Schedule, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Material Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Company Contract.
          (e) The Company has not received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Company Contract.
          (f) The Company has not waived any rights under any Material Company Contract.
          (g) No Person is renegotiating, or has a right pursuant to the terms of any Material Company Contract to renegotiate, any amount paid or payable to the Company under any Material Company Contract or any other material term or provision of any Material Company Contract.
          (h) Part 2.9(h) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the Merger and the other Contemplated Transactions.

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     2.10 Liabilities; Fees, Costs and Expenses.
          (a) The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured and whether due or to become due, that are required to be reflected in financial statements in accordance with GAAP, except for: (i) liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (ii) current liabilities that have arisen since the date of the Company Balance Sheet in the Ordinary Course of Business; and (iii) liabilities for legal, accounting and other expenses in connection with the Contemplated Transactions.
          (b) The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).
     2.11 Compliance with Legal Requirements. The Company is, and has at all times been, in compliance with all applicable Legal Requirements, except where the failure to be so in compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. The Company has not received any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or responsive action of any nature. To the Knowledge of the Company, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, cause a Company Material Adverse Effect, (b) would be reasonably expected to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (c) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.
     2.12 Governmental Authorizations. Part 2.12 of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered or made available to Replidyne accurate and complete copies of all Governmental Authorizations identified in Part 2.12 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.12 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. The Company is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.12 of the Company Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
     2.13 Tax Matters.
          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date (whether or not shown on the Company Returns) have been or will be paid on or before the Closing Date. The Company has delivered or made available to Replidyne accurate and complete copies of all Company Returns filed

21.

which have been requested by Replidyne. The Company shall establish in its books and records, in the Ordinary Course of Business, reserves adequate for the payment of all unpaid Taxes by the Company for the period from January 1, 2008 through the Closing Date.
          (b) All Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body.
          (c) No Company Return has ever been examined or audited by any Governmental Body and no examination or audit of any Company Return is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has delivered or made available to Replidyne accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), no such extension or waiver has been requested from the Company and the Company has not executed or filed any power of attorney with any taxing authority.
          (d) The Company (i) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) has never been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract. The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (e) No Company Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.
          (f) The Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.
          (g) The Company is not a party to a gain recognition agreement under Section 367 of the Code.
          (h) No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

22.

          (i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) any adjustment pursuant to Section 481(a) of the Code in its current or in any future taxable period by reason of a change in accounting method. To the Knowledge of the Company, the Internal Revenue Service (or other taxing authority) has not proposed nor is considering proposing any such change in accounting method and the Company does not have an application pending with any taxing authority requesting permission for any change in accounting method.
          (j) The Company is not, and has never been, a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.
          (k) Part 2.13(k) of the Company Disclosure Schedule sets forth a complete and accurate list of any Company Subsidiaries for which a “check-the-box” election under Section 7701 has been made.
          (l) The Company has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.
     2.14 Employee and Labor Matters; Benefit Plans.
          (a) Part 2.14(a) of the Company Disclosure Schedule accurately sets forth, as of the date of this Agreement:
               (i) with respect to each Key Employee of the Company, the name of such employee and the date as of which such employee was originally hired by the Company;
               (ii) with respect to each Key Employee of the Company, such employee’s title;
               (iii) the base salary and potential bonus payable for 2008 for each Key Employee of the Company as of the date of this Agreement;
               (iv) any Governmental Authorization that is held by each Key Employee of the Company and that is used in the Company’s business;
               (v) the citizenship status of each Key Employee of the Company (whether such employee is a U.S. citizen or otherwise) and, with respect to non U.S. citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other permit; and
               (vi) with respect to all employees of the Company who are not Key Employees, the aggregate number of such employees and the aggregate base salary of such employees in effect as of the date of this Agreement.

23.

          (b) The employment of the Company’s employees is terminable by the Company at will. The Company has delivered or made available to Replidyne accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of employment of the employees of the Company.
          (c) To the Knowledge of the Company:
               (i) no Key Employee of the Company intends to terminate his employment with the Company;
               (ii) no Key Employee of the Company has received an offer that remains outstanding to join a business that may be competitive with the Company’s business; and
               (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that would be reasonably expected to have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.
          (d) The Company is not a party to or bound by, and the Company has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.
          (e) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has good labor relations, and no reason to believe that the consummation of the Merger or any of the other Contemplated Transactions will have a material adverse effect on the Company’s labor relations.
          (f) Except as set forth on Part 2.14(f) of the Company Disclosure Schedule, since January 1, 2006, there have not been any independent contractors who have provided services to the Company for a period of six consecutive months or longer.
          (g) Part 2.14(g) of the Company Disclosure Schedule identifies each Company Plan sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company. Except to the extent required to comply with Legal Requirements, the Company does not intend nor has it committed to establish or enter into any new Company Plan (as defined in paragraph (s) below), or to modify any Company Plan.
          (h) The Company has delivered or made available to Replidyne: (i) correct and complete copies of all documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan; (iii) if the Company Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (v) all material

24.

written Contracts relating to each Company Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of the Company relating to any Company Plan and any proposed Company Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all material correspondence from the last six years to or from any Governmental Body relating to any Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan; and (x) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.
          (i) Each Company Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Company Plan. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan subject to ERISA or Section 4975 of the Code. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Plan or against the assets of any Company Plan. Each Company Plan (other than any Company Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Replidyne, the Company or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan. The Company has never incurred any penalty or tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Plan.
          (j) The Company has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37)(A) of ERISA. The Company has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of the Company is or was held as a plan asset. The Company has never maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction.
      (k) No Company Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements, or any deferred compensation other than tax-qualified “employee benefit pension plans” (as defined under ERISA), (such welfare and deferred compensation benefits, collectively, “Post-Retirement Benefits”). Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any employee of the Company (either individually or to employees of the Company as a group) or any other Person that such employee(s) or other Person would be provided with Post-Retirement Benefits, except to the extent required by applicable Legal Requirements. Part 2.14(k) of the Company Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is

25.

scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits.
          (l) Except as set forth in Part 2.14(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, Company Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of the Company.
          (m) The Company: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees, including the requirements of FMLA and any similar provision of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any worker’s compensation policy or long-term disability policy.
          (n) The Company is not required to be, and, to the Knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.
          (o) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. The Company is not a party to any Contract, nor does the Company have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.
          (p) Any employee plan of the Company, which includes any and all employment agreements, change in control agreements and any other similar individual agreements with employees or consultants, salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, any other material program or agreement, whether or not subject to ERISA (collectively, the “Company Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2006 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code.

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     2.15 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) it has no liability under any Environmental Law (including without limitation corrective, investigatory or remedial obligations). All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.15 of the Company Disclosure Schedule.
     2.16 Insurance. The Company maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each such insurance policy is in full force and effect. Since January 1, 2006, the Company has not made any claim under any insurance policy or received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     2.17 Related Party Transactions. Except as set forth in Part 2.17 of the Company Disclosure Schedule, (a) no Company Related Party has, and no Company Related Party has at any time since January 1, 2006 had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company; (b) no Company Related Party is, or has been, indebted to the Company; (c) since January 1, 2006, no Company Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company; (d) no Company Related Party is competing, or has at any time since January 1, 2006 competed, directly or indirectly, with the Company; and (e) no Company Related Party has any claim or right against the Company (other than rights under capital stock of the Company and rights to receive compensation for services performed as an employee of the Company).
     2.18 Legal Proceedings; Orders.
          (a) Except as set forth in Part 2.18(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of its directors or officers (in their capacities as such) or any of the assets owned, used or controlled by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.
          (b) There is no order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, none of

27.

its Related Parties is subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or to any assets owned or used by the Company.
     2.19 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted corporate right, power and authority to enter into and to perform its obligations under this Agreement and the Related Agreements to which it is a party; and the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Company, the Special Committee and the board of directors and stockholders of the Company, subject only to obtaining the Required Company Stockholder Vote and the filing and recordation of the Articles of Merger pursuant to the MBCA. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     2.20 Non-Contravention; Consents. Subject to compliance with the applicable requirements of the HSR Act, obtaining the Required Company Stockholder Vote for the applicable Contemplated Transactions and obtaining the Company Consents, and the filing of Articles of Merger as required by MBCA, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents;
          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;
          (d) result in a material conflict, violation or breach of, or result in a material default under, any provision of any Material Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Company Contract, (ii) accelerate the maturity or performance of any such Material Company Contract, or (iii) cancel, terminate or modify any such Material Company Contract; or
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).
Except for those filings, notices or Consents disclosed in Part 2.20 of the Company Disclosure Schedule (the “Company Consents”), no filing with, notice to or Consent from any Person is required in connection

28.

with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.
     2.21 Vote Required. The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to vote thereon, voting as a single class on an as-converted basis, and (ii) the holders of a majority of the outstanding shares of Company Preferred Stock entitled to vote thereon, voting as a single class on an as-converted basis and including the shares of Company Preferred Stock held by Easton and Maverick (the “Required Company Stockholder Vote”), are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the consummation of the Merger and the other Contemplated Transactions.
     2.22 Regulatory Compliance. All Company Products that are subject to the jurisdiction of any Governmental Body are being manufactured, labeled, stored, tested, developed, distributed, and marketed in compliance in all material respects with all applicable Legal Requirements.
     2.23 Anti-Takeover Law. Each of the board of directors of the Company and the Special Committee has taken all action necessary or required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions (a) any takeover provision in the Company Constituent Documents, (b) any takeover provision in any Company Contract, and (c) any takeover provision in any applicable state law.
     2.24 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.
     2.25 Certain Payments. Neither the Company nor to the Company’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:
          (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;
          (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;
          (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;
          (d) performed any favor or given any gift which was not deductible for federal income tax purposes;
          (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

29.

          (f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.
     2.26 SEC Filings.
          (a) The Company has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. The Company has delivered or made available (including through EDGAR) to the Company accurate and complete copies (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC on or after September 30, 2008 (the “Company SEC Documents”). All Company SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.
          (b) PricewaterhouseCoopers LLP, the Company’s auditors are, and have been at all times during their engagement by the Company (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the public company accounting oversight board, in each case as such subsections and rules apply to PricewaterhouseCoopers LLP’s engagement with the Company.
     2.27 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.
          (a) The Company maintains internal control over financial reporting that provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Company’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets.
          (b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
          (c) Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act.
          (d) The Company has not, since September 30, 2008, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or officer of the Company.

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     2.28 Disclosure.
          (a) This Agreement (including the Company Disclosure Schedule) does not, and the certificate to be delivered pursuant to Section 7.4(a) will not: (i) contain any representation, warranty or information that is inaccurate or misleading with respect to any material facts; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.
          (b) The information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement (including any Company Financial Statements) will not, as of the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading. The information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus (including any Company Financial Statements) will not, as of the date the Joint Proxy Statement/Prospectus is mailed to the stockholders of Replidyne or the Company or at the time of the Replidyne Stockholders’ Meeting or the Company Stockholders’ Meeting, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.
3. REPRESENTATIONS AND WARRANTIES OF REPLIDYNE AND MERGER SUB
Replidyne and Merger Sub represent and warrant to the Company as follows, except as set forth in the written disclosure schedule delivered or made available by Replidyne to the Company (the “Replidyne Disclosure Schedule”). The Replidyne Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosure in any section or subsection of the Replidyne Disclosure Schedule shall qualify other sections and subsections in this Section 3 if the applicability of the disclosure contained in such section or subsection of the Replidyne Disclosure Schedule to the other representations in this Section 3 is readily apparent on its face.
     3.1 Due Organization; Subsidiaries; Etc.
          (a) Replidyne is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to carry on its business as now being conducted and as currently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with the corporate power and authority to carry on its business as now being conducted and as currently proposed to be conducted.
          (b) Replidyne has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Replidyne, Inc.”
          (c) Replidyne and Merger Sub are not and have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.1(c) of the Replidyne Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had, and would not reasonably be expected to have, a Replidyne Material Adverse Effect. Replidyne and Merger Sub and each of their respective Subsidiaries

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are each in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1(c) of the Replidyne Disclosure Schedule.
          (d) Part 3.1(d) of the Replidyne Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of Replidyne, (ii) the names of the members of each committee of the board of directors of Replidyne and (iii) the names and titles of Replidyne’s officers.
          (e) Replidyne has no Subsidiaries (other than Merger Sub). Replidyne has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Replidyne has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.
     3.2 Certificate of Incorporation and Bylaws; Records. Replidyne and Merger Sub have delivered or made available to the Company accurate and complete copies of: (a) Replidyne’s Certificate of Incorporation and Bylaws, and the Articles of Incorporation and Bylaws of Merger Sub, in each case including all amendments thereto; (b) the stock records of Replidyne and Merger Sub; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the boards of directors and all committees of the boards of directors of Replidyne and Merger Sub (the items described in (a) and (b) above, collectively, the “Replidyne Constituent Documents”). There have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of Replidyne or Merger Sub, the board of directors of Replidyne or Merger Sub or any committee of the board of directors of Replidyne or Merger Sub that are not fully reflected in the minutes and other records delivered or made available to the Company pursuant to clause (c) above. There has not been any violation of the Replidyne Constituent Documents, and Replidyne has not taken any action that is inconsistent with the Replidyne Constituent Documents. Except as set forth in Part 3.2 to the Replidyne Disclosure Schedule, the books of account, stock records, minute books and other records of Replidyne are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.
     3.3 Capitalization, Etc.
          (a) As of the date of this Agreement, the authorized capital stock of Replidyne consists of: 100,000,000 shares of Replidyne Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date of this Agreement, 27,109,545 shares of Replidyne Common Stock and no shares of Replidyne Preferred Stock are issued and outstanding. All of the outstanding shares of Replidyne Common Stock have been duly authorized and validly issued, and are fully paid and non assessable. Part 3.3(a) of the Replidyne Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by Replidyne and to which any shares of capital stock of Replidyne is subject and identifies the Contract underlying such right. Except as provided in the Replidyne Certificate of Amendment, Replidyne has not authorized shares other than as set forth in this Section 3.3(a) and as of the date of this Agreement there are no issued and outstanding shares of Replidyne’s capital stock other than the shares of Replidyne Common Stock as set forth in this Section 3.3(a). There are no declared but unpaid dividends with respect to any shares of capital stock of Replidyne. As of the date of this Agreement, there are 49,882 shares of capital stock of Replidyne held in Replidyne’s treasury.
          (b) As of the date of this Agreement, Replidyne has reserved 7,946,405 shares of Replidyne Common Stock for issuance under the Replidyne 2006 Equity Incentive Plan, of which options to purchase 3,385,617 shares of Replidyne Common Stock are outstanding as of the date of this Agreement. Each grant of a Replidyne Option was duly authorized no later than the date on which the grant of such Replidyne Option was by its terms to be effective by all necessary corporate action,

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including, as applicable, approval by the board of directors or compensation committee of Replidyne and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the Replidyne 2006 Equity Incentive Plan and all other applicable Legal Requirements and the per share exercise price of each Replidyne Option was equal to the fair market value of a share of Replidyne Common Stock on the applicable date of grant. As of the date of this Agreement, Replidyne has reserved 305,872 shares of Replidyne Common Stock for issuance under its Replidyne 2006 Employee Stock Purchase Plan, of which 139,584 shares of Replidyne Common Stock are outstanding as of the date of this Agreement. Except as set forth in this Section 3.3(b) or in Part 3.3(b) of the Replidyne Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Replidyne; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Replidyne; (iii) Contract under which Replidyne is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Replidyne; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Replidyne. Replidyne has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of Replidyne.
          (c) Except as set forth in Part 3.3(c) of the Replidyne Disclosure Schedule, all outstanding shares of Replidyne Common Stock, and all outstanding Replidyne Options, have been issued and granted in compliance with (i) all applicable federal and state securities laws, (ii) all other applicable Legal Requirements, except as would not reasonably be expected to have a Replidyne Material Adverse Effect, and (iii) all requirements set forth in Replidyne Constituent Documents and applicable Contracts.
     3.4 SEC Filings; Financial Statements.
          (a) Replidyne has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. Replidyne has delivered or made available (including through EDGAR) to the Company accurate and complete copies (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by Replidyne with the SEC on or after January 1, 2006 (the “Replidyne SEC Documents”). Replidyne has resolved with the staff of the SEC any comments it may have received since January 1, 2006 and prior to the date of this Agreement with respect to the Replidyne SEC Documents in comment letters to Replidyne from the staff of the SEC or, to the extent such comments are unresolved, has disclosed such unresolved comments in the Replidyne SEC Documents. All Replidyne SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Replidyne SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.
          (b) The financial statements contained in the Replidyne SEC Documents (including, in each case, any related notes thereto): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and except that the unaudited interim financial statements contained in the Replidyne SEC Documents do not contain footnotes as permitted by Form 10-Q of the Exchange Act; and (iii) fairly present in all material respects the financial position of Replidyne as of the respective dates thereof and

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the results of operations and cash flows of Replidyne for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the Replidyne SEC Documents were or are subject to normal year-end audit adjustments.
          (c) KPMG LLP, Replidyne’s auditors are, and have been at all times during their engagement by Replidyne (i) “independent” with respect to Replidyne within the meaning of Regulation S-X and (ii) to the Knowledge of Replidyne, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the public company accounting oversight board, in each case as such subsections and rules apply to KPMG LLP’s engagement with Replidyne.
     3.5 Absence of Changes. Except as set forth in Part 3.5 of the Replidyne Disclosure Schedule, from June 30, 2008 through the date of this Agreement:
          (a) there has not been any Replidyne Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a Replidyne Material Adverse Effect;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Replidyne (whether or not covered by insurance);
          (c) Replidyne has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;
          (d) Replidyne has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of Replidyne (other than upon the exercise of outstanding Replidyne Options or Replidyne Warrants); (ii) any option, call or right to acquire any capital stock or any other security of Replidyne; (iii) any instrument convertible into or exchangeable for any capital stock or other security of Replidyne; or (iv) reserved for issuance any additional grants or shares under the Replidyne 2006 Equity Incentive Plan or the Replidyne 2006 Employee Stock Purchase Plan;
          (e) Replidyne has not amended or waived any of its rights under, or permitted the acceleration of vesting under, the Replidyne 2006 Equity Incentive Plan, the Replidyne 2006 Employee Stock Purchase Plan, any Replidyne Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;
          (f) there has been no amendment to any Replidyne Constituent Document and Replidyne has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (g) Replidyne has not formed any Replidyne Subsidiary or acquired any equity interest or other interest in any other Entity;
          (h) Replidyne has not made any capital expenditure which, when added to all other capital expenditures made on behalf of Replidyne, exceeds $100,000;
          (i) Replidyne has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Replidyne having a value in excess of

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$100,000 in the aggregate, or (ii) waived any right or remedy under any Contract, or amended or prematurely terminated any Contract;
          (j) Replidyne has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right;
          (k) Replidyne has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;
          (l) Replidyne has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;
          (m) Replidyne has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business or otherwise in accordance with its normal operations and consistent with its past practices), or (ii) incurred or guaranteed any indebtedness for borrowed money or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of Replidyne;
          (n) Replidyne has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;
          (o) Replidyne has not changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;
          (p) Replidyne has not made any material Tax election;
          (q) Replidyne has not changed any of its methods of accounting or accounting practices in any respect;
          (r) Replidyne has not threatened, commenced, settled or become subject to any Legal Proceeding;
          (s) Replidyne has not paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts as required by any Replidyne Contract or Legal Requirement;
          (t) Replidyne has not entered into any transaction or taken any other action outside of the sale or disposition of assets and payment of liabilities in connection with winding up its business, other than entering into this Agreement and the Contemplated Transactions;
          (u) Replidyne has not amended or prematurely terminated, or waived any material right or remedy under, any Replidyne Contract; and
          (v) Replidyne has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(u)” above.

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     3.6 Liabilities; Fees, Costs and Expenses.
          (a) Except as set forth on Part 3.6(a) of the Replidyne Disclosure Schedule, Replidyne does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured and whether due or to become due, that are required to be reflected in financial statements in accordance with GAAP, except for: (i) liabilities identified as such in the “liabilities” column of the unaudited balance sheet of Replidyne as of June 30, 2008 (the “Replidyne Balance Sheet”); (ii) current liabilities that have arisen since the date of the Replidyne Balance Sheet in the Ordinary Course of Business or otherwise in accordance with its normal operations and consistent with its past practices; and (iii) liabilities for legal, accounting and other expenses in connection with the Contemplated Transactions.
          (b) Replidyne has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).
     3.7 Compliance with Legal Requirements. Replidyne is and at all times has been in compliance with all applicable Legal Requirements, except where the failure to be so in compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Replidyne Material Adverse Effect. No event has occurred, and no condition or circumstance exists, that will (with our without notice or lapse of time) constitute or result in a violation by Replidyne of, or a failure on the party of Replidyne to comply with, any Legal Requirement. Except as set forth in Part 3.7 of the Replidyne Disclosure Schedule, Replidyne has not received any written notice or other communication from any Governmental Body or any other person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of Replidyne to undertake, or to bear all, or any portion of the cost of, any cleanup or any remedial, corrective or responsive action of any nature. To the Knowledge of Replidyne, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, cause a Replidyne Material Adverse Effect, (b) would be reasonably expected to have an adverse effect on Replidyne’s ability to comply with or perform any covenant or obligation under this Agreement or the Related Agreements, or (c) would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.
     3.8 Equipment; Leasehold.
          (a) Except as set forth in Part 3.8(a) of the Replidyne Disclosure Schedule, Replidyne owns, and has good and valid title to, all equipment and other tangible assets purported to be owned by it, free and clear of any liens or other Encumbrances. All items of equipment and other tangible assets owned by or leased to Replidyne (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of Replidyne’s business in the manner in which such business is currently being conducted and as it is proposed to be conducted.
          (b) Replidyne does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 3.8(b) of the Replidyne Disclosure Schedule. All premises leased or subleased by Replidyne are supplied with utilities and other services necessary for the operation of their respective businesses.
     3.9 Intellectual Property.
          (a) Part 3.9(a) of the Replidyne Disclosure Schedule accurately identifies (i) each item of Replidyne Registered IP; and (ii) the jurisdiction in which such item of Replidyne Registered IP has been registered or filed and the applicable registration or serial number. Replidyne has delivered or made available to the Company complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Replidyne Registered IP.

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          (b) Part 3.9(b) of the Replidyne Disclosure Schedule accurately identifies (i) each Replidyne contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Replidyne IP Rights; and (ii) each Replidyne contract involving Replidyne IP Rights licensed to Replidyne (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use, software license granted in the Ordinary Course of Business or otherwise in accordance with its normal operations and consistent with its past practices). Replidyne is not bound by, and no Replidyne IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Replidyne to use, exploit, assert, or enforce any Replidyne IP Rights anywhere in the world.
          (c) Part 3.9(c) of the Replidyne Disclosure Schedule accurately identifies all Contracts in which Intellectual Property Rights or Intellectual Property embodied or incorporated in the Replidyne Products are licensed to Replidyne (other than any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Replidyne’s products or services, and (iii) was licensed to Replidyne in the Ordinary Course of Business or otherwise in accordance with its normal operations and consistent with its past practices).
          (d) Replidyne has delivered or made available to the Company a complete and accurate copy of each standard form of Replidyne IP Rights Agreement used by Replidyne, including each standard form of (i) license agreement; (ii) distribution or reseller agreement; (iii) employee agreement containing intellectual property assignment or license of Replidyne IP Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing intellectual property assignment or license of Replidyne IP Rights or any confidentiality provision; and (v) confidentiality or nondisclosure agreement, and no Replidyne IP Rights Agreement deviates in any material respect from the corresponding standard form agreement delivered or made available to the Company.
          (e) Replidyne and Replidyne’s Subsidiaries exclusively own all right, title, and interest to and in Replidyne IP Rights (other than Replidyne IP Rights exclusively licensed to Replidyne or Replidyne’s Subsidiaries) free and clear of any Encumbrances (other than non-exclusive licenses of Replidyne IP Rights). Without limiting the generality of the foregoing:
               (i) To the Knowledge of Replidyne, all documents and instruments necessary to register or apply for or renew registration of Replidyne in Replidyne Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
               (ii) Each Person who is or was an employee or contractor of Replidyne and who is or was involved in the creation or development of any Replidyne IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to Replidyne and confidentiality provisions protecting trade secrets and confidential information of Replidyne. No current or former stockholder, officer, director, or employee of Replidyne has any claim, right (whether or not currently exercisable), or interest to or in any Replidyne IP Rights. No employee of Replidyne is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Replidyne or (b) in breach of any Contract with any former employer or other Person concerning Replidyne IP Rights or confidentiality obligations due to his or her activities as an employee of Replidyne.
               (iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Replidyne IP Rights in which Replidyne has an ownership interest.

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               (iv) Replidyne has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that Replidyne holds, or purports to hold, as a trade secret.
               (v) Replidyne has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Replidyne IP Rights to any other Person.
               (vi) Replidyne is not now and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Replidyne to grant or offer to any other Person any license or right to any Replidyne IP Rights.
               (vii) The Replidyne IP Rights constitute all Intellectual Property Rights necessary for Replidyne to conduct its business as currently conducted and planned to be conducted.
          (f) To Replidyne’s Knowledge, all Replidyne Registered IP is valid and enforceable. Without limiting the generality of the foregoing:
               (i) Each U.S. patent application and U.S. patent in which Replidyne has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which Replidyne has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.
               (ii) To Replidyne’s Knowledge, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Replidyne or any Replidyne conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Replidyne has or purports to have an ownership interest has been impaired.
               (iii) Each item of Replidyne IP Rights that is Replidyne Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Replidyne Registered IP in full force and effect have been made by the applicable deadline.
               (iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to Replidyne’s Knowledge, threatened, in which the scope, validity, or enforceability of any Replidyne IP Rights is being, has been or could reasonably be expected to be contested or challenged. To Replidyne’s Knowledge, there is no basis for a claim that any Replidyne IP Rights are invalid or, excluding pending patent applications, unenforceable.
          (g) To Replidyne’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Replidyne IP Rights. Replidyne has delivered or made available to the Company a complete and accurate copy of, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to Replidyne or any Representative of Replidyne regarding any actual, alleged, or suspected infringement or misappropriation of any Replidyne IP Rights,

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and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
          (h) Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Replidyne IP Rights; (ii) a breach by Replidyne of any Replidyne IP Rights Agreement; (iii) the release, disclosure, or delivery of any Replidyne IP Rights by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Replidyne IP Rights.
          (i) To Replidyne’s Knowledge, Replidyne has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
               (i) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Replidyne’s Knowledge, threatened against Replidyne or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by Replidyne with respect to such claim or Legal Proceeding. Replidyne and Replidyne’s Subsidiaries have never received any notice or other communication (in writing or otherwise) alleging any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person.
               (ii) Except as set forth in Part 3.9(i)(ii) of the Replidyne Disclosure Schedule or in connection with customary indemnification obligations to Replidyne’s directors and officers, Replidyne is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim. Replidyne and Replidyne’s Subsidiaries have never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.
          (j) No claim or Legal Proceeding involving any Replidyne IP Rights is pending or, to Replidyne’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of Replidyne IP Rights by Replidyne, or (ii) the design, development, manufacturing, distribution, licensing, or sale of any product or service being developed by Replidyne, or that is being commercially sold by Replidyne.
     3.10 Contracts.
          (a) Part 3.10(a) of the Replidyne Disclosure Schedule identifies, as of the date of this Agreement:
               (i) (A) each Replidyne Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor; (B) each Replidyne Contract pursuant to which Replidyne is or may become obligated to make any severance, termination, change in control or similar payment to any director, officer or employee of Replidyne; and (C) any Replidyne Contract pursuant to which Replidyne is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any director, officer or employee of Replidyne;
               (ii) each Replidyne Contract that provides for indemnification of any officer, director, employee or agent of Replidyne;

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               (iii) each Replidyne Contract relating to the voting and any other rights or obligations of a stockholder of Replidyne;
               (iv) each Replidyne Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to Replidyne;
               (v) each Replidyne Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Replidyne IP Rights;
               (vi) each Replidyne Contract imposing any restriction on Replidyne’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology or product;
               (vii) each Replidyne Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
               (viii) each Replidyne Contract relating to the creation of any Encumbrance with respect to any asset of Replidyne;
               (ix) each Replidyne Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;
               (x) each Replidyne Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Replidyne Contracts involving investments by Replidyne in, or loans by Replidyne to, any other Entity;
               (xi) each Replidyne contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Replidyne Related Party;
               (xii) each Replidyne Contract relating to indebtedness for borrowed money;
               (xiii) each Replidyne Contract related to the acquisition or disposition of material assets of Replidyne or any other Person;
               (xiv) any other material Replidyne Contract that has a term of more than 30 days and that may not be terminated by Replidyne (without penalty) within 30 days after the delivery of a termination notice by Replidyne;
               (xv) any other Replidyne Contract pursuant to which Replidyne is actively performing as of the date hereof that contemplates or involves (A) the payment or delivery of cash or other consideration, or (B) the purchase or sale of any product, or performance of services by or to Replidyne;
               (xvi) each Replidyne Contract constituting a commitment of any Person to purchase products (including products in development) of Replidyne;
               (xvii) each Replidyne Contract regarding the acquisition, issuance or transfer of any securities and each Replidyne Contract affecting or dealing with any securities of Replidyne including any restricted share agreements or escrow agreements; and

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               (xviii) each Replidyne Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Replidyne in connection with the Contemplated Transactions.
          (b) Replidyne has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all Replidyne Contracts set forth on Parts 3.10(a)(i) through (xviii) of the Replidyne Disclosure Schedule, including all amendments thereto (collectively, the “Material Replidyne Contracts”). There are no Material Replidyne Contracts that are not in written form. Each Material Replidyne Contract is valid and in full force and effect, is enforceable by Replidyne in accordance with its terms, and, after the Effective Time, will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the Contemplated Transactions hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Replidyne, the Surviving Corporation or the Company to any Person under any Material Replidyne Contract or give any Person the right to terminate or alter the provisions of any Material Replidyne Contract.
          (c) Replidyne has not materially violated or breached, or committed any material default under, any Material Replidyne Contract, and, except as set forth in Part 3.10(c) of the Replidyne Disclosure Schedule, to the Knowledge of Replidyne, no other Person has violated or breached, or committed any default under, any Material Replidyne Contract.
          (d) Except as set forth in Part 3.10(d) of the Replidyne Disclosure Schedule, to Replidyne’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Material Replidyne Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Replidyne Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Replidyne Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Replidyne Contract.
          (e) Except as set forth in Part 3.10(e) of the Replidyne Disclosure Schedule, Replidyne has not received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Replidyne Contract.
          (f) Replidyne has not waived any rights under any Material Replidyne Contract.
          (g) Except as set forth in Part 3.10(g) of the Replidyne Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Material Replidyne Contract to renegotiate, any amount paid or payable to Replidyne under any Material Replidyne Contract or any other material term or provision of any Material Replidyne Contract.
          (h) Part 3.10(h) of the Replidyne Disclosure Schedule provides an accurate and complete list of all Consents required under any Replidyne Contract to consummate the Merger and the other Contemplated Transactions.
     3.11 Tax Matters.
          (a) All Tax Returns required to be filed by or on behalf of Replidyne with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Replidyne Returns”) (i) have been or will be filed on or before the applicable due date (including any

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extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date (whether or not shown on the Replidyne Returns) have been or will be paid on or before the Closing Date. Replidyne has delivered or made available to the Company accurate and complete copies of all Replidyne Returns filed which the Company has requested. Replidyne shall establish in its books and records, in the Ordinary Course of Business or otherwise in accordance with its normal operations and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes by Replidyne for the period from January 1, 2008 through the Closing Date.
          (b) All Taxes that Replidyne was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body.
          (c) Except as set forth in Part 3.11(c) of the Replidyne Disclosure Schedule, no Replidyne Return has ever been examined or audited by any Governmental Body and no examination or audit of any Replidyne Return is currently in progress or, to the Knowledge of Replidyne, threatened or contemplated. Replidyne has delivered or made available to the Company accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Replidyne relating to the Replidyne Returns. No extension or waiver of the limitation period applicable to any of the Replidyne Returns has been granted (by Replidyne or any other Person), no such extension or waiver has been requested from Replidyne and Replidyne has not executed or filed any power of attorney with any taxing authority.
          (d) No claim or Legal Proceeding is pending or, to the Knowledge of Replidyne, has been threatened against or with respect to Replidyne in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Replidyne with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Replidyne and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Replidyne except liens for current Taxes not yet due and payable.
          (e) Replidyne (i) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return (other than a group the common parent of which was Replidyne), (ii) does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) has never been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Replidyne is not, and never has been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Replidyne has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (f) Replidyne has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

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          (g) Replidyne is not a party to a gain recognition agreement under Section 367 of the Code.
          (h) Replidyne will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) any adjustment pursuant to Section 481(a) of the Code in its current or in any future taxable period by reason of a change in accounting method. To the Knowledge of Replidyne, the Internal Revenue Service (or other taxing authority) has not proposed nor is considering proposing any such change in accounting method and Replidyne does not have an application pending with any taxing authority requesting permission for any change in accounting method.
          (i) Replidyne is not, and has never been, a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.
          (j) Replidyne has never engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.
     3.12 Employee and Labor Matters; Benefit Plans.
          (a) Part 3.12(a) of the Replidyne Disclosure Schedule accurately sets forth, with respect to each employee of Replidyne, as of the date of this Agreement:
               (i) the name of such employee;
               (ii) such employee’s title; and
               (iii) the base salary for such employee and any other compensatory agreements or arrangements pursuant to which Replidyne may be obligated to pay additional compensation to such employee.
          (b) The employment of Replidyne’s employees is terminable by Replidyne at will. Replidyne has delivered or made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of the employment of the employees of Replidyne.
          (c) To the Knowledge of Replidyne, no Key Employee of Replidyne has received an offer that remains outstanding to join a business that may be competitive with Replidyne’s business.
          (d) Replidyne is not a party to or bound by, and Replidyne has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.
          (e) Replidyne is not engaged, and Replidyne has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Replidyne. To Replidyne’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or

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any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Replidyne, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Replidyne, including, without limitation, charges of unfair labor practices or discrimination complaints. Replidyne has good labor relations, and no reason to believe that the consummation of the Merger or any of the other Contemplated Transactions will have a material adverse effect on Replidyne’s labor relations.
          (f) Except as set forth on Part 3.12(f) of the Replidyne Disclosure Schedule, there are no independent contractors who are providing services to Replidyne as of the date of this Agreement.
          (g) Part 3.12(g) of the Replidyne Disclosure Schedule identifies each Replidyne Plan sponsored, maintained, contributed to or required to be contributed to by Replidyne for the benefit of any employee of Replidyne. Except to the extent required to comply with Legal Requirements, Replidyne does not intend and has not committed to establish or enter into any new Replidyne Plan, or to modify any Replidyne Plan.
          (h) Replidyne has delivered or made available to the Company: (i) correct and complete copies of all documents setting forth the terms of each Replidyne Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Replidyne Plan; (iii) if the Replidyne Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Replidyne Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Replidyne Plan; (v) all material written Contracts relating to each Replidyne Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of Replidyne relating to any Replidyne Plan and any proposed Replidyne Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Replidyne; (vii) all material correspondence from the last six years to or from any Governmental Body relating to any Replidyne Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of Replidyne pertaining to fiduciary liability insurance covering the fiduciaries for each Replidyne Plan; and (x) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Replidyne Plan intended to be qualified under Section 401(a) of the Code.
          (i) Each Replidyne Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Replidyne Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Replidyne Plan. To the Knowledge of Replidyne, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Replidyne Plan subject to ERISA or Section 4975 of the Code. There are no claims or Legal Proceedings pending, or, to the Knowledge of Replidyne, threatened or reasonably anticipated (other than routine claims for benefits), against any Replidyne Plan or against the assets of any Replidyne Plan. Each Replidyne Plan (other than any Replidyne Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, Replidyne or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the

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Knowledge of Replidyne, threatened by any Governmental Body with respect to any Replidyne Plan. Replidyne has never incurred any penalty or tax with respect to any Replidyne Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Replidyne has made all contributions and other payments required by and due under the terms of each Replidyne Plan.
          (j) Replidyne has never maintained, established, sponsored, participated in, or contributed to any: (i) Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37)(A) of ERISA. Replidyne has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of Replidyne is or was held as a plan asset. The fair market value of the assets of each funded Pension Plan or multiemployer plan, or the equivalent thereof, maintained by Replidyne in a foreign jurisdiction (a “Replidyne Foreign Plan”) the liability of each insurer for any Replidyne Foreign Plan funded through insurance, or the book reserve established for any Replidyne Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Replidyne Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Replidyne Foreign Plan, and none of the Contemplated Transactions shall cause any such assets or insurance obligations to be less than such benefit obligations.
          (k) No Replidyne Plan provides (except at no cost to Replidyne) or reflects or represents any liability of Replidyne to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements, or any deferred compensation other than tax-qualified “employee pension benefit plans” (as defined under ERISA). Other than commitments made that involve no future costs to Replidyne, Replidyne has never represented, promised or contracted (whether in oral or written form) to any employee of Replidyne (either individually or to employees of Replidyne as a group) or any other Person that such employee(s) or other Person would be provided with Post-Retirement Benefits, except to the extent required by applicable Legal Requirements. Part 3.12(k) of the Replidyne Disclosure Schedule accurately identifies each former employee of Replidyne who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits.
          (l) Except as set forth in Part 3.12(l) of the Replidyne Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Replidyne Plan, Replidyne Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of Replidyne.
          (m) Replidyne: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees, including the requirements of FMLA and any similar provisions of state law; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Replidyne, threatened or

45.

reasonably anticipated claims or Legal Proceedings against Replidyne under any worker’s compensation policy or long-term disability policy.
          (n) Replidyne is not required to be, and, to the Knowledge of Replidyne, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Replidyne has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.
          (o) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Replidyne that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. Replidyne is not a party to any Contract, nor does Replidyne have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.
          (p) Any Replidyne employee plan, which includes any and all employment agreements, change in control agreements and any other similar individual agreements with employees or consultants, salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, any other material program or agreement, whether or not subject to ERISA (collectively, the “Replidyne Plans”, and each individually a “Replidyne Plan”) sponsored, maintained, contributed to or required to be contributed to by Replidyne for the benefit of any employee of Replidyne and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2006 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto so as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code.
     3.13 Environmental Matters. Replidyne is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Replidyne of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Replidyne has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Replidyne is not in compliance with any Environmental Law, and, to the Knowledge of Replidyne, there are no circumstances that may prevent or interfere with Replidyne’s compliance with any Environmental Law in the future. To the Knowledge of Replidyne: (i) no current or prior owner of any property leased or controlled by Replidyne has received any written notice or other communication relating to property owned or leased at any time by Replidyne, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Replidyne is not in compliance with or violated any Environmental law relating to such property and (ii) Replidyne does not have any liability under any Environmental Laws (including without limitation corrective, investigatory or remedial obligations). All Governmental Authorizations currently held by Replidyne pursuant to Environmental Laws are identified in Part 3.13 of the Replidyne Disclosure Schedule.
     3.14 Bank Accounts. Part 3.14 of the Replidyne Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Replidyne at any bank or other financial institution, including the name of the bank or financial institution, the type of account, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

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     3.15 Legal Proceedings; Orders.
          (a) Except as described in the Replidyne SEC Documents, there is no pending Legal Proceeding, and to the Knowledge of Replidyne, no Person has threatened to commence any Legal Proceeding: (i) that involves Replidyne or any of its directors or officers (in their capacities as such) or any assets owned or used by Replidyne; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions. To the Knowledge of Replidyne, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.
          (b) There is no order, writ, injunction, judgment or decree to which Replidyne, or any of the assets owned or used by Replidyne, is subject. To the Knowledge of Replidyne, no officer or other employee of Replidyne is subject to any order, writ, injunction, judgment or decree that relates to Replidyne’s business or to any assets owned or used by Replidyne.
     3.16 Non-Contravention; Consents. Subject to compliance with the applicable requirements of the HSR Act, obtaining the Required Replidyne Stockholder Vote for the applicable Contemplated Transactions and obtaining the Replidyne Consents, adoption of this Agreement by Replidyne as the sole stockholder of Merger Sub, the filing of the Replidyne Certificate of Amendment, and the filing of Articles of Merger as required by the MBCA, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of any of the provisions of the Replidyne Constituent Documents;
          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Replidyne or the Merger Sub, or any of the assets owned or used by Replidyne, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Replidyne or Merger Sub or that otherwise relates to Replidyne’s or Merger Sub’s business or to any of the assets owned or used by Replidyne or Merger Sub;
          (d) except as set forth in Part 3.16(d) of the Replidyne Disclosure Schedule, result in a material conflict, violation or breach of, or result in a material default under, any provision of any material Replidyne Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Replidyne Contract, (ii) accelerate the maturity or performance of any such Replidyne Contract, or (iii) cancel, terminate or modify any such Replidyne Contract; or
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Replidyne or Merger Sub (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Replidyne or Merger Sub).

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Except for those filings, notices or Consents disclosed in Part 3.16 of the Replidyne Disclosure Schedule (the “Replidyne Consents”), Replidyne is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.
     3.17 Vote Required. The affirmative vote of (i) the holders of a majority of the Replidyne Common Stock casting votes in person or by proxy at the Replidyne Stockholders’ Meeting is the only vote of the holders of any class or series of Replidyne capital stock necessary to approve the issuance of Replidyne Common Stock in the Merger and (ii) the holders of a majority of the Replidyne Common Stock entitled to vote thereon at the Replidyne Stockholders’ Meeting is the only vote necessary to approve the Replidyne Certificate of Amendment ((i) and (ii) together, the “Required Replidyne Stockholder Vote”).
     3.18 No Financial Advisor. Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Replidyne or Merger Sub.
     3.19 Authority; Binding Nature of Agreement. Replidyne and Merger Sub have the absolute and unrestricted corporate right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by Replidyne and Merger Sub of this Agreement (including the contemplated issuance of Replidyne Common Stock pursuant to the Merger in accordance with this Agreement and the effectuation of the Replidyne Certificate of Amendment) have been duly authorized by all necessary corporate action on the part of Replidyne and Merger Sub and their respective boards of directors and stockholders, subject only to the adoption of this Agreement by Replidyne as the sole stockholder of Merger Sub, obtaining the Required Replidyne Stockholder Vote for the applicable Contemplated Transactions, the filing of the Replidyne Certificate of Amendment and the filing and recordation of Articles of Merger pursuant to the MBCA. This Agreement has been duly executed and delivered by Replidyne and Merger Sub, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of Replidyne and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.20 Anti-Takeover Law. The board of directors of Replidyne has taken all action necessary and required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions any anti-takeover provision in Replidyne’s Certificate of Incorporation or Bylaws, any takeover provision in any Replidyne Contract, and any takeover provision in any applicable state law.
     3.21 Valid Issuance. The Replidyne Common Stock to be issued pursuant to the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
     3.22 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.
          (a) Replidyne maintains internal control over financial reporting that provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of Replidyne’s assets, (ii) transactions are executed with management’s

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authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Replidyne and to maintain accountability for Replidyne’s consolidated assets.
          (b) Replidyne maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Replidyne is made known on a timely basis to the individuals responsible for the preparation of Replidyne’s filings with the SEC and other public disclosure documents.
          (c) Neither Replidyne nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act.
          (d) Replidyne has not, since June 28, 2006, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Replidyne.
     3.23 Section 203 of the DGCL. The board of directors of Replidyne has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or any other Contemplated Transaction.
     3.24 Governmental Authorizations. Part 3.24 of the Replidyne Disclosure Schedule identifies each material Governmental Authorization held by Replidyne, and Replidyne has delivered or made available to the Company accurate and complete copies of all Governmental Authorizations identified in Part 3.24 of the Replidyne Disclosure Schedule. The Governmental Authorizations identified in Part 3.24 of the Replidyne Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Replidyne to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. Replidyne is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 3.24 of the Replidyne Disclosure Schedule. Replidyne has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
     3.25 Insurance. Replidyne maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each such insurance policy is in full force and effect. Since January 1, 2006, Replidyne has not made any claim under any insurance policy or received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     3.26 Related Party Transactions. Except as set forth in the Replidyne SEC Documents, (a) no Replidyne Related Party has, and no Replidyne Related Party has at any time since January 1, 2006 had, any direct or indirect interest in any asset used in or otherwise relating to the business of Replidyne; (b) no Replidyne Related Party is, or has been, indebted to Replidyne; (c) since January 1, 2006, no Replidyne Related Party has entered into, or has had any direct or indirect financial interest in, any

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Replidyne Contract, transaction or business dealing involving Replidyne; (d) no Replidyne Related Party is competing, or has at any time since January 1, 2006 competed, directly or indirectly, with Replidyne; and (e) no Replidyne Related Party has any claim or right against Replidyne (other than rights under capital stock of Replidyne and rights to receive compensation for services performed as an employee of Replidyne).
     3.27 Certain Payments. Neither Replidyne nor to Replidyne’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of Replidyne, has at any time, directly or indirectly:
          (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;
          (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Replidyne;
          (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;
          (d) performed any favor or given any gift which was not deductible for federal income tax purposes;
          (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or
          (f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.
     3.28 Disclosure.
          (a) This Agreement (including the Replidyne Disclosure Schedule) does not, and the certificate delivered pursuant to Section 8.4(a) will not: (i) contain any representation, warranty or information that is inaccurate or misleading with respect to any material facts; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.
          (b) The information supplied by or on behalf of Replidyne for inclusion or incorporation by reference in the Form S-4 Registration Statement (including any Replidyne Financial Statements) will not, as of the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading. The information supplied by or on behalf of Replidyne for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus (including any Replidyne Financial Statements) will not, as of the date the Joint Proxy Statement/Prospectus is mailed to the stockholders of Replidyne or the Company or at the time of the Replidyne Stockholders’ Meeting or the Company

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Stockholders’ Meeting, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.
4. CERTAIN COVENANTS OF THE PARTIES
     4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to Section 9.1 or the Effective Time (the “Pre-Closing Period”), upon reasonable notice Replidyne and the Company shall, and shall cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each of Replidyne and the Company shall promptly provide the other Party with copies of:
          (i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within 20 days after the end of such calendar month;
          (ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for its senior management;
          (iii) any written materials or communications sent by or on behalf of a Party to its stockholders;
          (iv) any notice, document or other communication sent by or on behalf of a Party to any party to any material Replidyne Contract or material Company Contract, as applicable, or sent to a Party by any party to any material Replidyne Contract or material Company Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such material Replidyne Contract or material Company Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);
          (v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

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          (vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and
          (vii) any material notice, report or other document received by a Party from any Governmental Body.
Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.
     4.2 Operation of Replidyne’s Business.
          (a) Except as set forth on Part 4.2(a) of the Replidyne Disclosure Schedule, during the Pre-Closing Period Replidyne shall conduct its business and operations (i) in the Ordinary Course of Business or as otherwise necessary to maximize stockholder value and (ii) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts. In addition, during the Pre-Closing Period, Replidyne shall promptly notify the Company of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Replidyne that is commenced, or, to the Knowledge of Replidyne, threatened against, Replidyne.
          (b) Except as set forth in Part 4.2(b) of the Replidyne Disclosure Schedule, and subject to any Legal Requirement applicable to Replidyne, during the Pre-Closing Period, Replidyne shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), take any action set forth in Section 3.5(c)-(u); provided that, for purposes of this Section 4.2(b), all references to $100,000 in Section 3.5 (the “Dollar Thresholds”) shall be disregarded and the provisions of Section 3.5 shall be read as if no such Dollar Threshold qualified such provisions.
          (c) Notwithstanding the provisions of Sections 4.2(a) and (b) hereof, during the Pre-Closing Period, Replidyne shall be entitled to take all action it deems appropriate in order to divest itself, whether by acquisition, liquidation or otherwise, of its pre-clinical programs and other non-cash assets; provided that Replidyne shall not, without the written consent of the Company (which may be withheld at the discretion of the Company), consummate or enter into any binding agreement to consummate any transaction to divest itself of such programs or other assets if Replidyne would incur any material obligations or liabilities that would survive the Closing Date.
     4.3 Operation of the Company’s Business.
          (a) Except as set forth on Part 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; (ii) the Company shall preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (iii) the Company shall promptly notify Replidyne of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened against, the Company.

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          (b) Except as set forth in Part 4.3 of the Company Disclosure Schedule or in the Ordinary Course of Business, and subject to any Legal Requirement applicable to the Company and its Subsidiaries, during the Pre-Closing Period, the Company agrees that it shall not, without the prior written consent of Replidyne (which shall not be unreasonably withheld, conditioned or delayed), take any action set forth in Section 2.5(c)-(u); provided that, (i) for purposes of this Section 4.3(b), all references to $100,000 in Section 2.5 shall be replaced with $250,000 and (ii) notwithstanding the provisions of Section 2.5(e) or anything set forth in Part 4.3 of the Company Disclosure Schedule (except for the issuance of Company Warrants contemplated in the Company Stockholder Conversion Agreement), the Company shall not, without the prior written consent of Replidyne, issue options, warrants or other rights to acquire any capital stock or other securities of the Company, other than equity incentive awards issued under the Company’s 2007 Equity Incentive Plan (the “Company 2007 Plan”) to employees of and consultants to the Company in the Ordinary Course of Business that (i) do not cause the total number of shares subject to awards under the Company 2007 Plan to exceed the number of shares reserved for issuance under the Company 2007 Plan as of the date hereof and (ii) if such award requires exercise by the holder, have an exercise price not less than the fair market value of a share of Company Common Stock on the applicable Grant Date. Notwithstanding the foregoing, in the event any of the Company Options granted to the Company’s officers under the Company 2007 Plan set forth on Part 2.9(d) of the Company Disclosure Schedule are terminated, the Company may grant replacement options to such officers for the same number of shares and at the same exercise price (subject to appropriate adjustments to shares and price for stock splits or combinations) as currently set forth in agreements referenced on Part 2.9(d) without the approval of Replidyne.
          (c) Notwithstanding the provisions of Sections 4.3(a) and (b) hereof, during the Pre-Closing Period, the Company shall be entitled to consummate any Qualified Financing.
     4.4 Disclosure Schedule Updates. During the Pre-Closing Period, the Company on the one hand, and Replidyne on the other, shall promptly notify the other Party in writing, by delivery of an updated Company Disclosure Schedule or Replidyne Disclosure Schedule, as the case may be, of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company on the one hand, and Replidyne on the other, shall promptly advise the other Party in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such Party or (to the Knowledge of such Party) any director, officer or Key Employee of such Party. Except as set forth in Section 8.1, no notification given pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of the Company, or Section 8.1 or 8.2, in the case of Replidyne.
     4.5 No Solicitation.
          (a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or

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accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Required Replidyne Stockholder Vote or the Required Company Stockholder Vote, as applicable, each Party may furnish information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a Superior Offer or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that is reasonably likely to result in a Superior Offer that is submitted to such Party by such Person (and not withdrawn) if : (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5 with respect to that particular Superior Offer or Acquisition Proposal; (B) the board of directors of such Party concludes in good faith, based on the advice of outside legal counsel, that such action is required in order for such Party’s board of directors to comply with its fiduciary obligations to such Party’s stockholders under applicable Legal Requirements; (C) at least three (3) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least three (3) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.
          (b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.
          (c) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.
          (d) Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire,

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“standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.
5. ADDITIONAL AGREEMENTS OF THE PARTIES
     5.1 Registration Statement; Joint Proxy Statement/Prospectus.
          (a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Replidyne shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Prior to the Form S-4 Registration Statement being declared effective under the Securities Act by the SEC, (a) Replidyne and Merger Sub shall execute and deliver to Cooley Godward Kronish LLP and to Fredrikson & Byron, P.A. tax representation letters in a form reasonably acceptable to such counsel; and (b) the Company shall execute and deliver to Fredrikson & Byron, P.A. and to Cooley Godward Kronish LLP tax representation letters in a form reasonably acceptable to such counsel. Following the delivery of the tax representation letters pursuant to the preceding sentence, (x) Replidyne shall use its commercially reasonable efforts to cause Cooley Godward Kronish LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) the Company shall use its commercially reasonable efforts to cause Fredrikson & Byron, P.A. to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.1(a). Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of the Company and the stockholders of Replidyne as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then the Company shall promptly inform Replidyne thereof and shall cooperate with Replidyne in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.
          (b) Prior to the Effective Time, Replidyne shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Replidyne Common Stock to be issued pursuant to the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock or Company Preferred Stock has an address of record on the record date applicable to the Required Company Stockholder Vote; provided, however, that Replidyne shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction; or (iii) otherwise become subject to taxation in any jurisdiction.

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     5.2 Company Stockholders’ Meeting.
          (a) The Company shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock and Company Preferred Stock to vote on adopting this Agreement (such meeting, the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
          (b) The Company agrees that, subject to Section 5.2(c): (i) the board of directors of the Company and Special Committee shall each recommend that the holders of Company Common Stock and Company Preferred Stock vote to adopt this Agreement, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company and Special Committee each recommends that the holders of Company Common Stock and Company Preferred Stock vote to adopt this Agreement (the recommendation of the board of directors of the Company and Special Committee that the stockholders of the Company vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Replidyne, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Replidyne shall be adopted or proposed.
          (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the board of directors of the Company and/or Special Committee may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Replidyne if the board of directors of the Company and/or Special Committee determines in good faith, based on the advice of its outside legal counsel, that such action is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, provided, that Replidyne must receive three (3) Business Days prior written notice from the Company confirming that the Company’s board of directors and/or Special Committee has determined to change its recommendation.
          (d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.
     5.3 Replidyne Stockholders’ Meeting.
          (a) Replidyne shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Replidyne Common Stock to vote on the issuance of Replidyne Common Stock pursuant to the Merger and the approval of the Replidyne Certificate of Amendment (such meeting, the “Replidyne Stockholders’ Meeting”). The Replidyne Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Replidyne shall ensure that all proxies solicited in connection with the Replidyne Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
          (b) Replidyne agrees that, subject to Section 5.3(c): (i) the board of directors of Replidyne shall recommend that the holders of Replidyne Common Stock vote to approve (A) the

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Replidyne Certificate of Amendment, and (B) the issuance of Replidyne Common Stock pursuant to the Merger, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Replidyne recommends that the stockholders of Replidyne vote to approve the Replidyne Certificate of Amendment and the issuance of Replidyne Common Stock pursuant to the Merger (the recommendation of the board of directors of Replidyne that the stockholders of Replidyne vote to approve (A) the Replidyne Certificate of Amendment and (B) the issuance of Replidyne Common Stock pursuant to the Merger being referred to as the “Replidyne Board Recommendation”); and (iii) the Replidyne Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Replidyne or any committee thereof to withdraw or modify the Replidyne Board Recommendation in a manner adverse to the Company shall be adopted or proposed.
          (c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required Replidyne Stockholder Vote, the board of directors of Replidyne may withhold, amend, withdraw or modify the Replidyne Board Recommendation in a manner adverse to the Company if the board of directors of Replidyne determines in good faith, based on the advice of its outside legal counsel, that such action is required in order for Replidyne’s board of directors to comply with its fiduciary obligations to Replidyne’s stockholders under applicable Legal Requirements, provided, that the Company must receive three (3) Business Days prior written notice from Replidyne confirming that Replidyne’s board of directors has determined to change its recommendation.
          (d) Replidyne’s obligation to call, give notice of and hold the Replidyne Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Replidyne Board Recommendation.
     5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report any forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Replidyne shall as promptly as practicable respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.
     5.5 Company Stock Options; Company Warrants.
          (a) Subject to Section 5.5(e), at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement, whether or not vested, shall be converted into and become an option to purchase Replidyne Common Stock, and Replidyne shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan, if any, under which such Company Option was issued and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Replidyne shall thereupon be converted into rights with

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respect to Replidyne Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Replidyne may be exercised solely for shares of Replidyne Common Stock; (ii) the number of shares of Replidyne Common Stock subject to each Company Option assumed by Replidyne shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement by (B) the Company Share Conversion Factor and rounding the resulting number down to the nearest whole number of shares of Replidyne Common Stock; (iii) the per share exercise price for the Replidyne Common Stock issuable upon exercise of each Company Option assumed by Replidyne shall be determined by dividing the effective per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement, by the Company Share Conversion Factor and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Replidyne shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Options shall otherwise remain unchanged including, with respect to Company Options that were intended to qualify as “incentive stock options” under Section 422 of the Code, such provisions shall remain unchanged as are necessary to ensure that such Company Options continue to qualify as “incentive stock options” under Section 422 of the Code; provided, however, that: (A) each Company Option assumed by Replidyne in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Replidyne Common Stock subsequent to the Effective Time; and (B) the board of directors of Replidyne or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Company Option assumed by Replidyne.
          (b) Subject to Section 5.5(e), at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement (including without limitation each Company Warrant issued pursuant to the Company Stockholder Conversion Agreement), shall become converted into and become a warrant to purchase Replidyne Common Stock and Replidyne shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock or Company Preferred Stock under Company Warrants assumed by Replidyne shall thereupon be converted into rights with respect to Replidyne Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Replidyne may be exercised solely for shares of Replidyne Common Stock; (ii) the number of shares of Replidyne Common Stock subject to each Company Warrant assumed by Replidyne shall be determined by multiplying (A) the number of shares of Company Common Stock or Company Preferred Stock, as the case may be, that were subject to such Company Warrant immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement by (B) the Company Share Conversion Factor, and rounding the resulting number down to the nearest whole number of shares of Replidyne Common Stock; (iii) the per share exercise price for the Replidyne Common Stock issuable upon exercise of each Company Warrant assumed by Replidyne shall be determined by dividing the effective per share exercise price of Company Common Stock or Company Preferred Stock, as the case may be, that were subject to such Company Warrant, as in effect immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement, by the Company Share Conversion Factor, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by Replidyne shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

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          (c) Replidyne shall file with the SEC, no later than 30 days after the Effective Time, a registration statement on Form S-8 relating to the shares of Replidyne Common Stock issuable with respect to Company Options assumed by Replidyne in accordance with Section 5.5(a).
          (d) Replidyne and the Company shall each use commercially reasonable efforts to submit to its respective stockholders a proposal that Replidyne assume the Company Stock Option Plans from and after the Effective Time, with such amendments as the Company may deem reasonably necessary to effect the provisions of this Section 5.5 and an increase in the number of shares reserved for issuance under the 2007 Equity Incentive Plan of the Company in an amount mutually agreed upon by Replidyne and the Company.
          (e) Prior to the Effective Time, Replidyne and the Company shall use commercially reasonable efforts (under the Company Stock Option Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.
     5.6 Indemnification of Officers and Directors.
          (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Replidyne and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Replidyne or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Replidyne or the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under, as applicable, (i) the DGCL for directors or officers of Delaware corporations and (ii) the MBCA for directors or officers of Minnesota corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Replidyne and the Surviving Corporation, jointly and severally, upon receipt by Replidyne or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or MBCA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
          (b) The Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of each of Replidyne and the Surviving Corporation shall contain, and Replidyne shall cause the Articles of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Replidyne and the Company than are presently set forth in the Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of Replidyne and the Company, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Replidyne or the Company.
          (c) Replidyne shall purchase an insurance policy, with an effective date as of the Closing, that maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by the Company (provided that Replidyne may substitute therefor policies

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of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing.
          (d) Replidyne shall purchase an insurance policy, with an effective date as of the Closing, that maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Replidyne with respect to matters occurring prior to the Closing.
          (e) Replidyne shall purchase directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Replidyne.
          (f) Replidyne shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6.
          (g) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Replidyne and the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
          (h) In the event Replidyne or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Replidyne or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6.
          (i) Replidyne shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.
     5.7 Additional Agreements.
          (a) Subject to Section 5.7(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

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          (b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer any assets; (ii) to discontinue offering any product or service; (iii) to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate any assets or operations (either before or after the Closing Date); (v) to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.
     5.8 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.
     5.9 Listing. Replidyne shall promptly (i) to the extent required by the rules and regulations of the Nasdaq Global Market, prepare and submit a notification form for the listing of the shares of Replidyne Common Stock to be issued in the Merger and use its commercially reasonable efforts to cause such shares to be approved for listing (subject to notice of issuance), and (ii) to the extent required by Nasdaq Marketplace Rule 4340, file an initial listing for the Replidyne Common Stock on the Nasdaq Global Market (the “Nasdaq Listing Application”) and use its commercially reasonable efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time with respect to the then-outstanding shares of Replidyne Common Stock. The Company shall cooperate with Replidyne as reasonably requested by Replidyne to cause the Nasdaq Listing Application to be approved and the shares of Replidyne Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Market and shall promptly furnish to Replidyne all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.
     5.10 Directors and Officers.
          (a) Prior to the Effective Time, and subject to the receipt of any required stockholder vote, Replidyne shall take all action necessary (i) to cause the number of members of the board of directors of Replidyne to be fixed at ten and the persons identified on Schedule 3A, concurrently with the Effective Time, to constitute the board of directors of Replidyne, with each such member to be of the class of directors as shall be designated by the Company, which action will be effective concurrently with the Effective Time, and (ii) to obtain the necessary resignations of the directors of Replidyne serving immediately prior to the Effective Time, which resignations will be effective concurrently with the effectiveness of the elections referred to in clause (i). If any person so designated to be a director shall, prior to the Effective Time, be unable or unwilling to hold office beginning concurrently with the Effective Time, a majority of the directors of Replidyne immediately after the Effective Time shall designate another to be appointed as a director in his or her place.
          (b) At the Effective Time, Replidyne and the Surviving Corporation shall take all action necessary (i) to cause the number of members of the Surviving Corporation’s board of directors to be fixed at one and the person identified on Schedule 3B to be elected to the Surviving Corporation’s board of directors, which action will be effective concurrently with the Effective Time, and (ii) effective

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concurrently with such appointment, to obtain the resignations, or to cause the removal without cause, of the directors identified on Schedule 3B. If any person so designated to be a director shall prior to the Effective Time be unable or willing to hold office beginning concurrently with the Effective Time, the Company (if such person is an Affiliate of the Company) shall designate another person to be appointed as a director to his or her place.
          (c) The board of directors of Replidyne, effective as of the Effective Time, shall appoint the Persons set forth on Schedule 3C as officers of Replidyne to the offices set forth opposite their respective names on Schedule 3C.
          (d) Replidyne shall take all action necessary to obtain the resignations of all officers and other employees of Replidyne that are serving as of immediately prior to the Effective Time, or otherwise terminate the employment of such officers and other employees, which resignations or terminations will be effective as of the Effective Time.
     5.11 Tax Matters.
          (a) Replidyne, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions that to their Knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.
          (b) This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan or reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Replidyne, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by applicable law.
          (c) On or prior to the Closing, the Company shall deliver to Replidyne a notice that Company Common Stock (including shares issued as a result of the conversion described in the Company Stockholder Conversion Agreement) are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to Replidyne that the Company delivered or made available notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Replidyne does not receive the notice described above on or before the Closing Date, Replidyne shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.
          (d) Replidyne, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to obtain the opinions referred to in Sections 7.4(d) and 8.4(c), respectively, including by executing letters of representation as described in Section 5.1(a).
     5.12 Registration Statement on Form S-1. Immediately following the execution and delivery of this Agreement by the Parties, the Company shall take all necessary action to permanently withdraw from consideration by the SEC its outstanding Registration Statement on Form S-1 (registration no. 333-148798) originally filed with the SEC on January 22, 2008.
     5.13 Amendment to Equity Agreements. The Company shall use commercially reasonable efforts to obtain an acknowledgement in a form reasonably acceptable to Replidyne from the holders of those Company Options and shares of Company Common Stock described on Part 2.9(d) of the Company Disclosure Schedule (the “Non-Vesting Securities”) that the terms of the restricted stock agreements and option agreements related thereto do not provide that the vesting of such Non-Vesting Securities will

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accelerate, in whole or in part, in connection with or as a result of the consummation of the Merger and the other Contemplated Transactions (the “Equity Acknowledgments”). Notwithstanding the foregoing, the Company may allow the acceleration of vesting of up to 775,000 Company Options (as adjusted for any stock splits, combinations, recapitalizations and the like) held by officers of the Company that were issued prior to the date of this Agreement pursuant to the Company 2007 Plan and are identified on Part 2.9(d) of the Company Disclosure Schedule, and such Company Options shall be deemed not to be “Non-Vesting Securities” for purposes of this Agreement.
     5.14 Termination of Agreements. Replidyne shall use commercially reasonable efforts to terminate the agreements and employee benefit plans set forth on Schedule 4 hereto.
     5.15 Replidyne Lease. Replidyne shall use commercially reasonable efforts to terminate, sublease or otherwise assign to a third party its remaining obligations under that certain Lease between Triumph 1450 LLC and Replidyne, dated October 25, 2005, as amended (the “Replidyne Lease”). The Parties agree that Replidyne’s inability to complete any such termination, sublease or assignment shall not constitute a breach of this Section 5.15, provided that any future financial obligations owed by Replidyne in respect of the Replidyne Lease shall constitute a liability for purposes of the definition of Net Assets.
     5.16 Officer Lock-up Agreements. Replidyne and the Company shall each use commercially reasonable efforts to cause its respective officers to enter into lock-up agreements in favor of Replidyne and the Company pursuant to which such officers would agree not to sell, transfer or otherwise dispose of any securities of Replidyne or the Company until the date that is 90 days after the closing of the Merger. Such lock-up agreements shall be in substantially the same form of, and shall be considered for purposes of this Agreement to be, Replidyne Stockholder Lock-up Agreements and the Company Stockholder Lock-up Agreements, respectively.
6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY
The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
     6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.
     6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.
     6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote, and the Replidyne Certificate of Amendment and the issuance of shares of Replidyne Common Stock to the stockholders of the Company pursuant to the terms of this Agreement shall have been duly approved by the Required Replidyne Stockholder Vote.
     6.4 Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

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     6.5 Listing. The Nasdaq Listing Application shall have been conditionally approved, and Replidyne shall have caused the shares of Replidyne Common Stock being issued in the Merger to be conditionally approved for listing on the Nasdaq Global Market, both subject only to completion of the Closing and completion by Replidyne of the Reverse Stock Split.
     6.6 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable foreign antitrust requirements reasonably determined to apply to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Replidyne, Merger Sub or the Company and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither the Company, on the one hand, nor Replidyne on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.
     6.7 Legal Proceedings. There shall not be pending any Legal Proceeding, and neither Replidyne nor the Company shall have received any written communication from any Governmental Body or any other third party in which such Governmental Body or third party indicates a material likelihood of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger or any of the other transactions contemplated by this Agreement and seeking to obtain from the Company or Replidyne any damages or other relief that may be material to the Company or Replidyne, respectively; (c) seeking to prohibit or limit in any material respect Replidyne’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of the Company or Replidyne to own the assets or operate the business of the Company; (e) seeking to compel any of the Company or Replidyne or any Subsidiary of Replidyne to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability.
7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF REPLIDYNE AND MERGER SUB
The obligations of Replidyne and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Replidyne, at or prior to the Closing, of each of the following conditions:
     7.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, or (B) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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     7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.
     7.3 Consents. All of the Consents set forth on Part 2.20 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.
     7.4 Agreements and Other Documents. Replidyne shall have received the following agreements and other documents, each of which shall be in full force and effect:
          (a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 and 7.6 have been duly satisfied and certifying, as of immediately prior to the Effective Time, (i) the number of Converting Company Securities, (ii) the Company Share Conversion Factor (as determined in accordance with the methodology as set forth in Section 1.6(f)), and (iii) the following information with respect to each holder of Converting Company Securities: (A) such holder’s record address, (B) the number of each of such securities and rights held by such holder and, if applicable, the certificate numbers related thereto, (C) the exercise price(s) of each of such holder’s Company Options and Company Warrants, (D) the number of shares of Replidyne Common Stock such holder is entitled to receive pursuant to Section 1.6(a), (E) the amount of cash such holder is entitled to receive pursuant to Section 1.6(c), and (F) the number of shares of Replidyne Common Stock into which each of such holder’s Company Options and Company Warrants are convertible pursuant to Sections 5.5 and 1.6(d) together with the adjusted exercise price with respect thereto.
          (b) certificates of good standing (or equivalent documentation) of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of the Company authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company;
          (c) a written opinion dated as of the Closing Date from Fredrikson & Byron, P.A., addressed to Replidyne, regarding the matters set forth on Exhibit C; and
          (d) a written opinion dated as of the Closing Date from Cooley Godward Kronish LLP, addressed to Replidyne, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (it being agreed that Replidyne and the Company shall each provide reasonable cooperation, including making reasonable and customary representations, to Cooley Godward Kronish LLP to enable it to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).
     7.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.
     7.6 Accelerating Equity Agreements. The Company shall have received Equity Acknowledgements in accordance with Section 5.13 relating to (i) any Non-Vesting Securities held by any director or officer of the Company and (ii) not less than 80% of the Non-Vesting Securities held by any Person that is not a director or officer of the Company.

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8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY
The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:
     8.1 Accuracy of Representations. The representations and warranties of Replidyne and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Replidyne Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Replidyne Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Replidyne Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded, except that any update or modification that relates to (x) the termination of any Replidyne Contract or (y) any action that Replidyne deems appropriate in order to divest itself, whether by acquisition, liquidation or otherwise, of its pre-clinical programs and other non-cash assets shall not be so disregarded and shall act to update and modify the applicable representation or warranty).
     8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Replidyne or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     8.3 Consents. All the Consents set forth on Part 8.3 of the Replidyne Disclosure Schedule shall have been obtained and shall be in full force and effect.
     8.4 Documents. The Company shall have received the following documents:
          (a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Replidyne confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.6 and 8.7 have been duly satisfied and certifying, as of immediately prior to the Effective Time, the number of Surviving Replidyne Securities; and
          (b) certificates of good standing of each of Replidyne and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Replidyne and Merger Sub hereunder.
          (c) the Company shall have received the opinion dated as of the Closing Date of Fredrikson & Byron, P.A., addressed to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (it being agreed that Replidyne and the Company shall each provide reasonable cooperation, including making reasonable and customary representations, to Fredrikson & Byron, P.A. to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

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     8.5 Certificate of Amendment. The Replidyne Certificate of Amendment shall have become effective under the DGCL.
     8.6 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Replidyne Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Replidyne Material Adverse Effect.
     8.7 Termination of Certain Agreements. Replidyne shall have taken all action necessary to terminate the Replidyne Contracts and Encumbrances set forth on Schedule 5 and provided confirmation thereof reasonably acceptable to the Company.
9. TERMINATION
     9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether (except as set forth below) before or after adoption of this Agreement by the Company’s stockholders and whether (except as set forth below) before or after approval of this Agreement and the Replidyne Certificate of Amendment by Replidyne’s stockholders):
          (a) by mutual written consent duly authorized by the boards of directors of Replidyne and the Company;
          (b) by either Replidyne or the Company if the Merger shall not have been consummated by April 30, 2009; provided, however, that a Party shall not be permitted to terminate this Agreement under this Section 9.1(b) if the failure to consummate the Merger by such date is attributable to the failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;
          (c) by either Replidyne or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other final and non-appealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
          (d) by either Replidyne or the Company if (i) the Replidyne Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and the stockholders of Replidyne shall have taken a final vote to approve (A) the Replidyne Certificate of Amendment and (B) the issuance of shares of Replidyne Common Stock in the Merger, and (ii) either or both of the Replidyne Certificate of Amendment and the issuance of Replidyne Common Stock pursuant to the Merger shall not have been approved at the Replidyne Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required Replidyne Stockholder Vote;
          (e) by either Replidyne or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of the Company shall have taken a final vote to approve the adoption of this Agreement (including the consummation of the Merger) and (ii) the adoption of this Agreement (including the consummation of the Merger) shall not have been approved at the Company Stockholders’ Meeting by the Required Company Stockholder Vote;
          (f) by either Replidyne or the Company if (i) the Replidyne Board Recommendation has been withheld, withdrawn, amended or modified in accordance with Section 5.3(c) or (ii) Replidyne

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enters into a letter of intent, memorandum of understanding or definitive agreement with respect to any Superior Offer;
          (g) by either Replidyne or the Company if (i) the Company Board Recommendation has been withheld, withdrawn, amended or modified in accordance with Section 5.2(c) or (ii) the Company enters into a letter of intent, memorandum of understanding or definitive agreement with respect to any Superior Offer;
          (h) by the Company, if: (i) any of the representations and warranties of Replidyne or Merger Sub set forth in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied; or (ii) any of Replidyne’s or Merger Sub’s covenants or obligations set forth in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, that, if an inaccuracy in any of Replidyne’s or Merger Sub’s representations and warranties as of date subsequent to the date of this Agreement or breach of a covenant or obligation by Replidyne or Merger Sub is curable by Replidyne or Merger Sub, and Replidyne or Merger Sub is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement pursuant to this Section 9.1(h) as a result of such particular inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Replidyne notice of such inaccuracy or breach; or
          (i) by Replidyne, if: (i) any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of the Company’s covenants or obligations set forth in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, that, if an inaccuracy in any of the Company’s representations and warranties as of date subsequent to the date of this Agreement or breach of a covenant or obligation by the Company is curable by the Company, and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Replidyne may not terminate this Agreement pursuant to this Section 9.1(i) as a result of such particular inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Replidyne gives the Company notice of such inaccuracy or breach.
     9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
     9.3 Expenses; Termination Fees.
          (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, the Parties shall each pay 50% of the S-4 Expenses.
          (b) If this Agreement is terminated (i) by Replidyne or the Company pursuant to Section 9.1(d) and (A) at any time before the Replidyne Stockholders’ Meeting an Acquisition Proposal

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with respect to Replidyne shall have been publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of Replidyne and (B) within 12 months after the termination of this Agreement, Replidyne enters into any agreement for an Acquisition Transaction contemplated by such Acquisition Proposal or consummates an Acquisition Transaction contemplated by such Acquisition Proposal, or (ii) by Replidyne or the Company pursuant to Section 9.1(f), in either case, without duplication, Replidyne shall, within 24 hours of the earlier of entering into such agreement or such consummation, in the case of (i), or termination, in the case of (ii), pay to the Company a non-refundable fee in an amount equal to $1,500,000 and reimburse the Company for all actual out-of-pocket legal, accounting and investment advisory fees paid or payable by the Company in connection with this Agreement and the Contemplated Transactions.
          (c) If this Agreement is terminated (i) by Replidyne or the Company pursuant to Section 9.1(e) and (A) at any time before the Company Stockholders’ Meeting an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of the Company and (B) within 12 months after the termination of this Agreement, the Company enters into any agreement for an Acquisition Transaction contemplated by such Acquisition Proposal or consummates an Acquisition Transaction contemplated by such Acquisition Proposal, or (ii) by Replidyne or the Company pursuant to Section 9.1(g), in either case, without duplication, the Company shall, within 24 hours after the earlier of entering into such agreement or such consummation, in the case of (i), or termination, in the case of (ii), pay to Replidyne a non-refundable fee in an amount equal to $1,500,000 and reimburse Replidyne for all actual out-of-pocket legal, accounting and investment advisory fees paid or payable by Replidyne in connection with this Agreement and the Contemplated Transactions.
          (d) If either Party fails to pay when due any amount payable by such Party under Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
10. MISCELLANEOUS PROVISIONS
     10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Replidyne contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time.
     10.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors (or duly appointed committees thereof) of the Company and Replidyne at any time (whether before or after the adoption of this Agreement by the stockholders of the Company or before or after the approval of the Replidyne Certificate of Amendment or the issuance of shares of Replidyne Common Stock to the stockholders of the Company pursuant to the terms of this Agreement by the stockholders of Replidyne); provided, however, that after any such adoption of this Agreement by the stockholders of the Company, no amendment shall be made that by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Replidyne.

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     10.3 Waiver.
          (a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
     10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the state and federal courts located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.
     10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
     10.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties

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hereto; (b) rights pursuant to Section 1, and (c) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):
If to the Company, to:

Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, MN 55112-3495
Attention: Chief Executive Officer
Facsimile: 651-259-1696
with a copy to:

Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attention: Robert K. Ranum
Facsimile: 612-492-7077
If to Replidyne or Replidyne Merger Sub, to:

Replidyne, Inc.
1450 Infinite Drive,
Louisville, CO 80027
Attention: Chief Financial Officer
Facsimile: 303-996-5599
with a copy to:

Cooley Godward Kronish LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021-8023
Attention: James C.T. Linfield
Facsimile: 720-566-4099
     10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the

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court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
     10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.
     10.12 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
          (b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.
          (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first above written.

REPLIDYNE, INC.

By:	/s/ Kenneth J. Collins

Name:	Kenneth J. Collins

Title:	President and Chief Executive Officer

RESPONDER MERGER SUB, INC.

By:	/s/ Kenneth J. Collins

Name:	Kenneth J. Collins

Title:	President

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ David Martin

Name:	David Martin

Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBITS AND SCHEDULES
Exhibit A—Defined Terms
Exhibit B—Form of Replidyne Certificate of Amendment
Exhibit C—Form of Fredrikson & Byron Opinion
Schedule 1A—Company Stockholders Delivering a Company Stockholder Voting Agreement
Schedule 1B—Company Stockholders Delivering a Company Stockholder Lock-up Agreement
Schedule 2A—Replidyne Stockholders Delivering a Replidyne Stockholder Voting Agreement
Schedule 2B—Replidyne Stockholders Delivering a Replidyne Stockholder Lock-up Agreement
Schedule 3A—Board of Directors of Replidyne
Schedule 3B—Board of Directors of Surviving Corporation
Schedule 3C—Officers of Replidyne
Schedule 4—Replidyne Agreements and Employee Benefit Plans that Replidyne Will Use Commercially Reasonable Efforts to Terminate
Schedule 5—Replidyne Agreements and Encumbrances to be Terminated
Company Disclosure Schedule
Replidyne Disclosure Schedule

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand or Replidyne, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party; provided however, that any inquiry, indication of interest or request for information related to the matters described on Part 4.2 of the Replidyne Disclosure Schedule or Part 4.3 of the Company Disclosure Schedule or pursuant to the provisions of Section 4.2(c) and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Inquiry”.
“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by the Company, on the one hand or Replidyne, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party; provided however, that any offer or proposal related to the matters described on Part 4.2 of the Replidyne Disclosure Schedule or Part 4.3 of the Company Disclosure Schedule or pursuant to the provisions of Section 4.2(c) and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Proposal”.
“Acquisition Transaction” shall mean any transaction or series of transactions involving:
     (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, financing transaction, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons acquires beneficial or record ownership of securities representing more than 1% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries (provided that this shall not apply to Replidyne); or (iii) in which a Party or any of its Subsidiaries issues any debt securities, incurs any indebtedness for borrowed money or issues securities representing more than 1% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries (other than issuances of Company Common Stock or Company Preferred Stock or Replidyne Common Stock pursuant to the exercise of Company Options, Company Warrants, Replidyne Options or Replidyne Warrants, respectively);
     (b) in the case of the Company, any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 1% or more of the consolidated net revenues of the Company and its Subsidiaries, taken as a whole, consolidated net income of the Company and its Subsidiaries, taken as a whole, or consolidated book value of the assets of the Company and its Subsidiaries, taken as a whole; or (ii) 1% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole; or
     (c) any liquidation or dissolution of a Party (other than Replidyne);
provided, however, that both (i) any Qualified Financing and (ii) any transaction or series of transactions involving circumstances set forth in clauses (a)-(c) of this definition that relate to the matters described on Part 4.2 of the Replidyne Disclosure Schedule or Part 4.3 of the Company Disclosure Schedule or

pursuant to the provisions of Section 4.2(c) and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Transaction”.
“Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Act.
“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.
“Business Day” shall mean any day other than a day on which banks in the State of Colorado or Minnesota are authorized or obligated to be closed.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Common Stock” shall mean the Common Stock, no par value per share, of the Company.
“Company Contract” shall mean any Contract: (a) to which the Company is a Party; (b) by which any of the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.
“Company IP Rights” shall mean (a) all Intellectual Property Rights in the Company Products and (b) all Intellectual Property Rights owned, licensed, or Controlled by the Company that are necessary or used in the Company’s business as presently conducted.
“Company IP Rights Agreement” shall mean any Contract governing, related or pertaining to any Company IP Rights.
“Company Material Adverse Effect” shall mean any effect, change, event, circumstance or development (each such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets, operations or financial performance or prospects of the Company; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (i) any Effect on the business, financial condition, capitalization, assets, operations or financial performance or prospects of the Company caused by, related to or resulting from the Contemplated Transactions or the announcement or pendency thereof; (ii) any failure by the Company to meet internal revenue projections or forecasts for any period; provided that the actual results of the Company do not deviate by more than 20% from the results anticipated by such projections or forecasts; (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole, provided that such change, effect or occurrence does not affect the Company in a disproportionate manner; (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (v) any change in accounting requirements or principles or any change in applicable accounting laws, rules or regulations or the interpretation thereof. For the avoidance of doubt, (i) the entrance of any settlement, arbitration award or judgment that results or would result in any payment in excess of $5,000,000 by the Company, or (ii) the granting of any injunctive relief against the Company that has or would reasonably be expected to have or result in an adverse effect on the business, financial condition, capitalization, assets, operations or financial performance or prospects of the Company, in connection in each case with any Legal Proceeding to which the Company is a party, shall constitute a Company Material Adverse Effect.
“Company Options” shall mean options to purchase shares of Company Common Stock issued by the Company.
“Company Preferred Stock” shall mean Company Series A Preferred Stock, Company Series A-1 Preferred Stock and Company Series B Preferred Stock.
“Company Products” shall mean all products being manufactured, distributed or developed by or on behalf of the Company.
“Company Registered IP” shall mean all Company IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
“Company Related Party” shall mean (i) each stockholder of the Company that is the holder of greater than 5% of any class of the Company’s capital stock; (ii) each individual who is an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.
“Company Series A Preferred Stock” shall mean shares of Company’s Series A Convertible Preferred Stock, no par value per share.
“Company Series A-1 Preferred Stock” shall mean shares of Company’s Series A-1 Convertible Preferred Stock, no par value per share.
“Company Series B Preferred Stock” shall mean shares of Company’s Series B Convertible Preferred Stock, no par value per share.
“Company Stock Option Plans” shall mean, collectively, the 1991 Stock Option Plan, the 2003 Stock Option Plan and the 2007 Equity Incentive Plan of the Company.
“Company Warrants” shall mean warrants to purchase Company Common Stock or Company Preferred Stock.
“Confidentiality Agreement” shall mean the Mutual Non-Disclosure Agreement dated August 22, 2008, between the Company and Replidyne.
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.
“Controlled” means, with respect to any item of Intellectual Property or Intellectual Property Right, that a Party owns or has a license to such item or right and has the ability to disclose such item or grant to the other Party access to or a license or sublicense under such item or right as provided for in this Agreement without violating the terms of any agreement or other arrangement with any third party in existence at the time of such disclosure or grant, as applicable.
“DGCL” shall mean the General Corporation Law of the State of Delaware.
“Easton” means, collectively, Easton Hunt Capital Partners, L.P. and Easton Capital Partners, L.P.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than (a) mechanic’s, materialmen’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business.
“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Replidyne in connection with issuance of Replidyne Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.
“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the Nasdaq Global Market).
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Intellectual Property” shall mean and includes all software (in any form including source code and executable or object code), algorithms, marks (including trade dress, brand names, logos, and source identifiers), URLs, web sites, works of authorship, formulae, chemical compositions or structures, assay components, biological materials, cell lines, clinical data, inventions (whether or not patentable), know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).
“Intellectual Property Rights” shall mean and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, (b) trademarks and rights in service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, (c) rights associated with works of authorship, including copyrights, moral rights, and mask works, (d) trade secret rights, (e) other proprietary rights in Intellectual Property of every kind, and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of and applications for, any of the rights referred to in clauses (a) through (f) above.
“IRS” shall mean the United States Internal Revenue Service.
“Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the stockholders of Replidyne in connection with the Replidyne Stockholders’ Meeting and the stockholders of the Company in connection with the Company Stockholders’ Meeting.
“Key Employee” shall mean an officer of the Company or Replidyne, as applicable, or any employee that reports directly to the board of directors or chief executive officer of the Company or Replidyne, as applicable.
“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.
“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Global Market or the Financial Industry Regulatory Authority).
“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.
“Maverick” means, collectively, Maverick Fund LDC, Maverick Fund USA, Ltd. and Maverick Fund II, Ltd.
“MBCA” means the Minnesota Business Corporation Act.
“Net Assets” shall mean, as of any particular date (actual or future), without repetition or duplication: (a) Replidyne’s total current assets as of such date (as determined in accordance with GAAP) plus (b) the Specified Assets minus (c) Replidyne’s total liabilities as of such date (as determined in accordance with GAAP), including, to the extent not accrued as a liability and not paid by Replidyne prior to such date, without duplication, (i) the cash cost of any change of control payments, severance payments (including any obligations that Replidyne has to reimburse COBRA costs of former employees) or payments under Section 280G of the Code that are payable or expected to become payable as a result of the Merger and the Contemplated Transactions, (ii) amounts owed or expected to become due to Replidyne’s legal counsel and financial advisor in connection with this Agreement and the Contemplated Transactions and (iii) any outstanding and future financial obligations owed by Replidyne in respect of the Replidyne Contracts and employee benefit plans set forth on Schedule 4.
“Ordinary Course of Business” shall mean, in the case of the Company, such reasonable and prudent actions taken in the ordinary course of its normal operations and consistent with its past practices, and, in the case of Replidyne, any actions relating to the sale or disposition of assets and payment of liabilities in connection with winding up its business.
“Party” or “Parties” shall mean the Company, Merger Sub and Replidyne.
“Person” shall mean any individual, Entity or Governmental Body.
“Pipeline Transaction” shall mean any transaction entered into in connection with the divestment, whether by acquisition, liquidation or otherwise, by Replidyne of its pre-clinical programs and other non-cash assets.
“Qualified Financing” shall mean any sale by the Company of debt or equity securities or the incurrence by the Company of indebtedness for borrowed money in an amount not to exceed $15,000,000 for all such issuances or incurrences in the aggregate, provided that the Company provides notice to Replidyne within five days of the commencement of discussions regarding any transaction that is reasonably likely to result in a Qualified Financing and continues to keep Replidyne reasonably apprised of such discussions through the consummation of any such transaction, and provided further that with respect to any issuance of equity securities (including, for the avoidance of doubt, the issuance of any indebtedness that is convertible into other equity securities of the Company) that values the Company at less than $181,000,000 prior to the consummation of such issuance, the Company has obtained the consent of Replidyne to the consummation of such issuance.

“Related Agreements” shall mean the Replidyne Certificate of Amendment, the Replidyne Bylaws Amendment, the Replidyne Stockholder Voting Agreements, the Company Stockholder Voting Agreements, the Company Stockholder Lock-up Agreements, the Replidyne Stockholder Lock-up Agreements, the Company Stockholder Conversion Agreement, the Articles of Merger, the Joint Proxy Statement/Prospectus and any other documents or agreements executed in connection with this Agreement or the Contemplated Transactions.
“Replidyne Common Stock” shall mean the Common Stock, $0.001 par value per share, of Replidyne.
“Replidyne Contract” shall mean any Contract: (a) to which Replidyne or any of its Subsidiaries is a party; (b) by which Replidyne or any Replidyne IP Rights or any other asset of Replidyne is or may become bound or under which Replidyne has, or may become subject to, any obligation; or (c) under which Replidyne or any of its Subsidiaries has or may acquire any right or interest.
“Replidyne IP Rights” shall mean (a) Intellectual Property Rights in the Replidyne Products and (b) all Intellectual Property Rights owned, licensed, or Controlled by Replidyne and its Subsidiaries that is necessary or used in Replidyne’s business as presently conducted.
“Replidyne IP Rights Agreement” shall mean any instrument or agreement governing any Replidyne IP Rights.
“Replidyne Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Replidyne Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the financial condition or assets of Replidyne; or (b) the ability of Replidyne to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Replidyne Material Adverse Effect: (i) any Effect on the financial condition or assets of Replidyne caused by, related to or resulting from the Contemplated Transactions or the announcement or pendency thereof or any transactions undertaken, continued or consummated in connection with the matters described on Part 4.2 of the Replidyne Disclosure Schedule or as provided in Section 4.2(c); (ii) any adverse change, effect or occurrence attributable to the United States economy as a whole, provided that such change, effect or occurrence does not affect Replidyne in a disproportionate manner; (iii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (iv) any change in accounting requirements or principles or any change in applicable accounting laws, rules or regulations or the interpretation thereof; and (v) any change in the stock price or trading volume of Replidyne independent of any other event that would be deemed to have a Replidyne Material Adverse Effect. For the avoidance of doubt, (i) (A) the entrance of any settlement, arbitration award or judgment that results or would result in any payment in excess of $5,000,000 by Replidyne, or (B) the granting of any injunctive relief against Replidyne that has or would reasonably be expected to have or result in an adverse effect on the business, financial condition, capitalization, assets, operations or financial performance or prospects of Replidyne, in connection in each case with any Legal Proceeding to which Replidyne is a party, shall constitute a Replidyne Material Adverse Effect, and (ii) the amount of Net Assets, or any increase or decrease in Net Assets above or below a particular level, shall not constitute a Replidyne Material Adverse Effect.

“Replidyne Options” shall mean options to purchase shares of Replidyne Common Stock issued by Replidyne.
“Replidyne Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of Replidyne.
“Replidyne Products” shall mean all products being manufactured, distributed or developed by or on behalf of Replidyne.
“Replidyne Registered IP” shall mean all Replidyne IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
“Replidyne Related Party” shall mean any Affiliate of Replidyne.
“Replidyne Warrants” shall mean warrants to purchase shares of Replidyne Common Stock issued by Replidyne.
“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.
“S-4 Expenses” shall mean all fees and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to the printing, mailing and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Special Committee” shall mean the special committee of the board of directors of the Company formed in connection with the Contemplated Transactions.
“Specified Assets” means (a) the Deemed Value at such date of any Pre-Closing Consideration pursuant to any Pipeline Transaction; (b) any amounts paid on or prior to such date or payable after such date by Replidyne in satisfaction of its obligations under Sections 5.6(c), (d) or (e); and (c) the Fractional Cash Amount to the extent paid on or prior to such date or accrued as a total current liability of Replidyne as of such date.
“Subsidiary” shall mean, with respect to a given Person, any entity that the Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock, or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that, in the case of either clause (i) or (ii): (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of Replidyne or the Company, as applicable, determines, in its good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable to Replidyne’s stockholders or the Company’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated.
“Tax” shall mean any U.S. federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any penalty, assessment, addition to tax or interest, whether disputed or not.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

EXHIBIT B
FORM OF REPLIDYNE CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
REPLIDYNE, INC.
     REPLIDYNE, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
     FIRST: The name of the Corporation is Replidyne, Inc. A Certificate of Incorporation of the Corporation originally was filed by the Corporation with the Secretary of State of Delaware on December 6, 2000.
     SECOND: This Certificate of Amendment amends the Restated Certificate of Incorporation of the Corporation and was duly adopted by the board of directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the DGCL.
     THIRD: The text of the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:
     1. Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:
     “The name of this corporation is Cardiovascular Systems, Inc.”
     2. Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:
     “A. Without regard to any other provision of this Restated Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the corporation as treasury stock, immediately prior to the time this Certificate of Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into                     1 of a fully-paid and nonassessable share of Common Stock; provided, that no fractional shares shall be issued to any stockholder and no certificates or scrip for any such fractional shares shall be issued, each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock, and the corporation shall pay in cash the dollar amount of such fractional shares (to the nearest whole cent), without interest, determined in each case by multiplying such fraction by the closing price of a share of Common Stock on the Nasdaq Global Market on the date immediately preceding the date on which this Certificate of Amendment becomes effective.
     B. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is                      (                    ) shares.                      (                    ) shares shall be Common Stock, each having a par value of one-tenth of one cent

[1]	Shall be a number less than one and equal to or greater than 0.02, the exact number within the range to be determined prior to the Effective Time in accordance with the Merger Agreement.

($.001).                      (                    ) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).
     C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
     D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).”
FOURTH: Thereafter pursuant to a resolution of the board of directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at a special meeting of the stockholders in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, Replidyne, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this                      day of                     ,                     .

Replidyne, Inc.
By:
Kenneth J. Collins
President and Chief Executive Officer

EXHIBIT C
FORM OF FREDRIKSON & BYRON OPINION
Regarding the outstanding capital stock of the Company, we have relied upon certificates of the Company’s officers stating: (i) that the Company’s stock, option and warrant registers reflect all of the Company’s outstanding shares of capital stock, options and warrants, and (ii) the conversion ratio applicable to each class of outstanding Preferred Stock. We have assumed for purposes of this opinion that the conversion ratio of each class of Preferred Stock stated in the certificate will continue to be effective at the time of conversion of all outstanding shares of Preferred Stock in accordance with the terms of the Merger Agreement and the Company Stockholder Conversion Agreement.
The Company’s authorized capital stock consists of (a)                      (                    ) shares of Common Stock, no par value, and (b)                                          (                    ) shares of Preferred Stock, no par value, of which (i)                                          (                    ) shares have been designated Series A Preferred Stock, no par value, (ii)                                          (                    ) shares have been designated Series A-1 Preferred Stock, no par value, and (iii)                                          (                    ) shares have been designated Series B Preferred Stock, no par value. As of immediately prior to the Effective Time (but prior to the conversion of all outstanding Preferred Stock in accordance with the terms of the Merger Agreement (the “Conversion”)), the Company’s issued and outstanding capital stock consisted of                                          (                    ) shares of Common Stock,                                          (                    ) shares of Series A Preferred Stock,                                           (                    ) shares of Series A-1 Preferred Stock and                                          (                    ) shares of Series B Preferred Stock. Following the effectiveness of the Conversion, the Company’s issued and outstanding capital stock consisted of                                          (                    ) shares of Common Stock and no shares of Preferred Stock. The outstanding shares of Common Stock and of Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase any of the authorized but unissued capital stock of the Company, other than as described in Section 2.3 of the Merger Agreement or on the Company Disclosure Schedule.